UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

WESTERN NEW ENGLAND BANCORP, INC. (Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

March 31, 2023

Dear Fellow Shareholder:

You are cordially invited to attend the 2023 Annual Meeting of Shareholders (the “Annual Meeting”) of Western New England Bancorp, Inc. (the “Company” or “WNEB”), the holding company for Westfield Bank (the “Bank”), which will be held on May 11, 2023, at 10:00 a.m., Eastern Daylight Time, at the Sheraton Springfield Monarch Place Hotel, One Monarch Place, Springfield, Massachusetts, 01144.

The enclosed Notice of Annual Meeting of Shareholders and Proxy Statement describe the formal business that we will transact at the Annual Meeting, which includes

•The election of four (4) directors;

•An advisory, non-binding vote on our 2022 executive compensation;

•An advisory, non-binding proposal on the frequency of an advisory vote on the compensation of our named executive officers;

•Ratification of the appointment of Wolf and Company, P.C. (“Wolf & Company”) as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and

•Act upon such other business as may properly come before the meeting.

The Board of Directors of the Company (the “Board”) has fixed the close of business on March 15, 2023, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Directors and officers of the Company will be present to answer any questions that you and other shareholders may have. Our Annual Report on Form 10-K, which contains detailed information concerning the activities and operating performance of the Company, is available for review on our website at wneb.q4ir.com/financials/proxy-materials and www.viewproxy.com/WNEB/2023.

It is important that your shares be represented at the Annual Meeting and voted in accordance with your wishes. Whether or not you plan to attend the Annual Meeting, please promptly submit your proxy by telephone, internet or mail. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the Annual Meeting, but will assure that your vote is counted if you cannot attend.

The Board has determined that an affirmative vote on the matters to be considered at the Annual Meeting is in the best interests of Western New England Bancorp, Inc. and its shareholders, and the Board unanimously recommends a vote in support of their recommendations on all matters. We appreciate your participation and interest in Western New England Bancorp, Inc.

Sincerely yours,

James C. Hagan Chief Executive Officer	Lisa G. McMahon Chairperson

IF YOU HAVE ANY QUESTIONS, PLEASE CALL US AT (413) 568-1911.

WESTERN NEW ENGLAND BANCORP, INC.

141 Elm Street
Westfield, Massachusetts 01085
(413) 568-1911

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE	Thursday, May 11, 2023
TIME	10:00 A.M. Eastern time
PLACE	Sheraton Springfield Monarch Place Hotel One Monarch Place Springfield, Massachusetts 01114
ITEMS OF BUSINESS	(1)	Election of the nominees named in the attached Proxy Statement as directors to serve on the Board for a term of office stated.
	(2)	Consideration and approval of a non-binding advisory resolution on the compensation of our Named Executive Officers.
	(3)	Consideration and approval of a non-binding advisory vote on the frequency of an advisory vote on the compensation of our Named Executive Officers.
	(4)	Ratification of the appointment of Wolf & Company as our independent registered public accounting firm for the fiscal year ending December 31, 2023.
	(5)	Consideration of any other business properly brought before the Annual Meeting and any adjournment or postponement thereof.
RECORD DATE	The record date for the Annual Meeting is March 15, 2023. Only shareholders of record as of the close of business on that date may vote at the Annual Meeting or any adjournment thereof.
PROXY VOTING

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please promptly submit your proxy by telephone, internet or, if you have received printed materials, by signing and returning the Proxy Card by mail. Submitting a proxy will not prevent you from attending the Annual Meeting and voting in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

By Order of the Board of Directors,
Western New England Bancorp, Inc.

James C. Hagan
Chief Executive Officer

Westfield, Massachusetts
March 31, 2023

It is important that your shares be represented and voted at the Annual Meeting. Shareholders whose shares are held in registered form have a choice of voting by Proxy Card, telephone or the internet, as described on your Proxy Card. Shareholders whose shares are held in the name of a broker, bank or other holder of record must vote in the manner directed by such holder. Check your Proxy Card or the information forwarded by your broker, bank or other holder of record to see which options are available to you.

Important Notice Regarding the Availability of Proxy Materials for the 2023 Annual Meeting of Shareholders: This Proxy Statement for the 2023 Annual Meeting of Shareholders, the 2022 Annual Report to Shareholders, the Proxy Card and voting instructions are available free of charge on our website at wneb.q4ir.com/financials/proxy-materials and www.viewproxy.com/WNEB/2023.

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WESTERN NEW ENGLAND BANCORP, INC.
141 Elm Street
Westfield, Massachusetts 01085
(413) 568-1911

PROXY STATEMENT
FOR THE 2023 ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 11, 2023

INFORMATION ABOUT THE ANNUAL MEETING

General

Western New England Bancorp, Inc., a Massachusetts-chartered stock holding company, is registered as a savings and loan holding company with the Federal Reserve Board and owns all of the capital stock of Westfield Bank (the “Bank”). As used in this Proxy Statement, “we,” “us,” “our” and “Company” refer to Western New England Bancorp, Inc. and/or its subsidiaries, depending on the context. Our common stock is listed on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “WNEB.” The term “Annual Meeting,” as used in this Proxy Statement, means the 2023 Annual Meeting of shareholders and includes any adjournment or postponement of such meeting.

We have sent you this Proxy Statement and the Proxy Card because our Board of Directors (“Board”) is soliciting your proxy to vote at the Annual Meeting. This Proxy Statement summarizes the information you will need to know to cast an informed vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. You may vote by proxy over the telephone, internet or by mail, and your votes will be cast for you at the Annual Meeting. This process is described below in the section entitled “Voting Procedures.”

We made available this Proxy Statement, the Notice of Annual Meeting of Shareholders and the Proxy Card on or about March 31, 2023, to all shareholders of record entitled to vote. If you owned our common stock as of the close of business on March 15, 2023, the record date, you are entitled to vote at the Annual Meeting.

Notice Regarding the Availability of Proxy Materials

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending an Important Notice Regarding the Availability of Proxy Materials (the “Notice”) to our shareholders of record. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

Obtaining a Copy of the Proxy Statement and Annual Report on Form 10-K

A copy of the Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2022, (without exhibits) will be provided free of charge, upon request, to any registered or beneficial owner of common stock entitled to vote at the Annual Meeting. If you want to receive a paper or e-mail copy of the Proxy Statement or Annual Report, please follow the instructions provided with your Notice and on your Proxy Card or voter instruction form.

If requesting materials by e-mail, please send a blank e-mail with the Control Number that is printed on the Notice in the subject line. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 3, 2023, to facilitate timely delivery.

The SEC also maintains a website at www.sec.gov that contains reports, Proxy Statements and other information regarding registrants, including the Company.

Who Can Vote at the Annual Meeting?

Only shareholders of record as of the close of business on March 15, 2023, will be entitled to vote at the Annual Meeting. On this record date, there were 22,328,211 shares of common stock outstanding and entitled to vote.

If on March 15, 2023, your shares were registered directly in your name with our transfer agent, Computershare, then you are a shareholder of record. As a shareholder of record, you may vote in person at the Annual Meeting or vote by proxy.

Voting Procedures

Your vote is important and you are encouraged to vote your shares promptly. Each proxy submitted will be voted as directed. For all matters to be voted on, you may vote “FOR” or “AGAINST” or abstain from voting. However, if a proxy solicited by the Board does not specify how it is to be voted, it will be voted as the Board recommends—that is:

•Proposal 1 – “FOR” the election of each of the four (4) nominees for director named in this Proxy Statement;

•Proposal 2 – “FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers;

•Proposal 3 – “FOR” the approval, on an advisory basis, that the advisory vote on executive compensation be conducted every ONE year; and

•Proposal 4 – “FOR” the ratification of the appointment of Wolf and Company.

The procedures for voting are as follows:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may (a) vote in person at the Annual Meeting, or (b) vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy over the telephone, internet or by mail as instructed below to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•To vote over the telephone, dial toll-free 1-866-804-9616 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the Control Number from your Notice. Your vote must be received by 11:59 P.M., Eastern Daylight Time on May 10, 2023, to be counted.

•To vote on the internet, go to www.AALvote.com/WNEB to complete an electronic Proxy Card. You will be asked to provide the Control Number from your Notice. Your vote must be received by 11:59 P.M., Eastern Daylight Time on May 10, 2023, to be counted.

•To vote by mail, simply request a copy of the Proxy Statement as indicated above, which will include a Proxy Card and then complete, sign and date the Proxy Card and return it promptly in the envelope provided. If you return your signed Proxy Card to us before the Annual Meeting, the designated proxy holders will vote your shares as you direct.

If you sign the Proxy Card but do not make specific choices, your proxy will vote your shares “FOR” Proposals 1, 2, and 4 and “FOR EVERY ONE YEAR” for Proposal 3 as set forth in the Notice of Annual Meeting of Shareholders.

If any other matter is presented at the Annual Meeting, your proxy will vote the shares represented by all properly executed proxies on such matters as a majority of the Board determines. As of the date of this Proxy Statement, we know of no other matters that may be presented at the Annual Meeting, other than those listed in the Notice of Annual Meeting of Shareholders.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If on March 15, 2023, your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting.

As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You should have received a Proxy Card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the Proxy Card and voting instructions to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank, if applicable. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Employee Stock Ownership Plan

Each participant in our Employee Stock Ownership Plan Trust (the “ESOP”) has the right to direct True Integrity Fiduciary Services, as trustee of the ESOP (“TI-Trust”), as to how to vote his or her proportionate interests in all allocated shares of common stock held in the ESOP. TI-Trust will vote any unallocated shares, as well as any allocated shares as to which no voting instructions are received, in the same proportion as the shares for which voting instructions have been received. TI-Trust’s duties with respect to voting the common stock in the ESOP is governed by the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The fiduciary provisions of ERISA may require, in certain limited circumstances, that TI-Trust override the votes of participants with respect to the common stock held by TI-Trust and to determine, in TI-Trust’s best judgment, how to vote the shares. Your voting instructions must be received by 11:59 P.M., Eastern Daylight Time on May 4, 2023, to be counted.

401(k) Plan Shares

Each participant in our 401(k) Plan has the right to direct Delaware Charter & Trust Company, a Delaware Corporation conducting business under the trade name of The Principal Trust Company, as trustee of the 401(k) Plan (“Principal Trust”), as to how to vote his or her proportionate interests in all allocated shares of common stock held in the 401(k) Plan. Principal Trust will vote any unallocated shares, as well as any allocated shares as to which no voting instructions are received, in the same proportion as the shares for which voting instructions have been received. Principal Trust’s duties with respect to voting the common stock in the 401(k) Plan are governed by the fiduciary provisions of ERISA. The fiduciary provisions of ERISA may require, in certain limited circumstances, that Principal Trust override the votes of participants with respect to the common stock held by Principal Trust and to determine, in Principal Trust’s best judgment, how to vote the shares. Your voting instruction must be received by 11:59 P.M., Eastern Daylight Time on May 4, 2023, to be counted.

Quorum Requirement

A quorum is necessary to hold a valid Annual Meeting. A quorum will be present if shareholders holding at least a majority of our outstanding shares of common stock entitled to vote at the Annual Meeting are present at the Annual Meeting in person or are represented by proxy. On the record date, there were 22,328,211 shares of common stock outstanding and entitled to vote. Thus, the holders of 11,387,388 shares of common stock must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting or vote by proxy over the telephone or the internet as instructed above. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

Proposals and Vote Requirements

Proposal 1: Election of Directors

Directors will be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Plurality means that the individuals who receive the largest number of “FOR” votes cast are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. Abstentions and broker non-votes will not affect the outcome of the election of directors. You may not vote your shares cumulatively for the election of directors.

Proposal 2: Consideration and Approval of a Non-Binding Advisory Resolution on the Compensation of Our Named Executive Officers

The approval of the non-binding advisory resolution on the compensation of our Named Executive Officers will require “FOR” votes from a majority of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on this proposal. Abstentions are not counted as votes cast and they will have no effect on the vote. Brokers do not have discretionary authority to vote shares on this proposal without direction from the beneficial owner. Therefore, broker non-votes will have no effect on the vote.

Proposal 3: Consideration and Approval of a Non-Binding Advisory Vote on the Frequency of an Advisory Vote on the Compensation of Our Named Executive Officers

The choice receiving the greatest number of “FOR” votes – every year, every two years or every three years – will be the frequency that shareholders will be deemed to have approved. Broker non-votes and abstentions will have no effect on the vote.

Proposal 4: Ratification of Appointment of Independent Registered Public Accounting Firm

The ratification of Wolf & Company, as our independent registered public accounting firm for the fiscal year ending December 31, 2023, will require “FOR” votes from a majority of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on this proposal.

Effect of Broker Non-Votes

Broker non-votes are proxies received from brokers or other nominees holding shares on behalf of their clients who have not been given specific voting instructions from their clients with respect to non-routine matters. Brokers who hold their customers’ shares in “street name” may, under the applicable rules of the exchange and other self-regulatory organizations of which the brokers are members, sign and submit proxies for such shares and may vote such shares on routine matters, which typically include the ratification of the appointment of our independent registered public accounting firm. Proposals 1, 2 and 3 are considered “non-routine” under New York Stock Exchange Rules (“NYSE”), which govern NYSE brokerage members.

If your broker returns a proxy but does not vote on a proposal, this will constitute a broker non-vote. A broker non-vote will have no effect on the outcome of any proposal.

Confidential Voting Policy

The Company maintains a policy of keeping shareholder votes confidential. Only the Inspector of Election and certain employees of our independent tabulating agent examine the voting materials. We will not disclose your vote to management unless it is necessary to meet legal requirements.

Revoking Your Proxy

You may revoke your grant of proxy at any time before the final vote at the Annual Meeting. If you are the shareholder of record, you may revoke your proxy in any one of the following four ways:

•filing a written revocation of the proxy with our Secretary;

•entering a new vote over the internet or by telephone;

•attending and voting in person at the Annual Meeting; or

•submitting another signed Proxy Card bearing a later date.

If your shares are held by your broker, bank or another party as a nominee or agent, you should follow the instructions provided by such party in order to revoke your proxy.

Your personal attendance at the Annual Meeting does not revoke your proxy. Your last vote, prior to or at the Annual Meeting, is the vote that will be counted.

Solicitation of Proxies

We will bear the cost of solicitation of proxies, including preparation, assembly, printing and mailing of the Notice of Annual Meeting of Shareholders, the Proxy Card and any additional information furnished to shareholders. We have engaged Alliance Advisors as our proxy solicitor to help us solicit proxies for a fee of $15,000, plus reasonable out-of-pocket expense. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other regular employees or by a firm engaged to do the same by such individuals. No additional compensation will be paid to directors, officers or other regular employees for such services.

Submission of Shareholder Proposals and Nominations for the 2024 Annual Meeting

If you wish to submit proposals to be included in our Proxy Statement for the 2024 Annual Meeting of shareholders (the “2024 Annual Meeting”) pursuant to Rule 14a-8 (as defined below), we must receive them no earlier than November 2, 2023, and no later than December 2, 2023. Nothing in this paragraph shall be deemed to require us to include in our Proxy Statement and Proxy Card for the 2024 Annual Meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to 17 C.F.R. §240.14a-8 of the Rules and Regulations promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Under our Amended and Restated Bylaws (“Bylaws”), if you wish to nominate a director or bring other business before the 2024 Annual Meeting, which is not included in the Proxy Statement for the 2024 Annual Meeting, the following criteria must be met: (i) you must be a shareholder of record; (ii) you must have given timely notice in writing to our Secretary; and (iii) your notice must contain specific information required in Article I, Section 6 of our Bylaws, which are on file with the SEC. These notice provisions require that nominations of persons for election to the Board and the proposal of business to be considered by the shareholders for the 2024 Annual Meeting must be received on or before December 2, 2023.

In addition to satisfying the foregoing advance notice requirements under our Bylaws, to comply with the universal proxy rules under the Exchange Act, as amended, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, as amended.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board, upon recommendation of its Nominating and Corporate Governance Committee, has nominated the following four (4) individuals named in the table below for election as directors. All nominees have consented to being named in this Proxy Statement and to serve if elected. If you elect all the nominees listed below, they will hold office until the Annual Meeting of shareholders held in 2026 or until their successors have been elected and qualified.

If any nominee is unable or does not qualify to serve, you or your proxy may vote for another nominee proposed by the Board. If for any reason these nominees prove unable or unwilling to stand for election or cease to qualify to serve as directors, the Board will nominate alternates or reduce the size of the Board to eliminate the vacancies. The Board has no reason to believe that any of the nominees would prove unable to serve if elected. There are no arrangements or understandings between us and any director, or nominee for directorship, pursuant to which such person was selected as a director or nominee.

Name of Nominee	Age(1)	Term to Expire	Position Held	Director Since
Laura Benoit	56	2026	Director	2014
Donna J. Damon	64	2026	Director	2011
Lisa G. McMahon	64	2026	Director, Chairperson of the Board	2014
Steven G. Richter	67	2026	Director	2011

(1)Age at May 11, 2023

Vote Required

Directors are elected by a plurality of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The nominees for director who receive the most votes will be elected. You may not vote your shares cumulatively for the election of directors. For purposes of the election of directors, shares for which voting authority is withheld and broker non-votes will have no effect on the result of the vote.

✓	THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR ALL” THE NOMINEES FOR ELECTION AS DIRECTORS SET FORTH ABOVE.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

General

Our Board currently consists of ten (10) members, each who have the highest ethical character and personal and professional reputations consistent with the Company’s image and reputation, and also who demonstrate integrity and a willingness to appropriately challenge management. The name, age and length of service of each of our nominees and the continuing members of our Board are set forth below:

Gender	70% Men	30% Women	3	Women Directors

Age	2 in 50s	7 in 60s	1 in 70s	63.8	Avg. Age of Directors

Tenure	6 < ten years	4 > ten years	9.8	Avg. Tenure of Directors

Independence	90% Independent	10% Non- Independent	9	Independent Directors

Name	Age(1)	Term to Expire	Position Held	Director Since(2)
Laura Benoit	56	2023	Director	2014
Donna J. Damon	64	2023	Director	2011
Lisa G. McMahon	64	2023	Director, Chairperson of the Board	2014
Steven G. Richter	67	2023	Director	2011
James C. Hagan	62	2024	President, Chief Executive Officer, Director	2009
William D. Masse	67	2024	Director	2016
Gregg F. Orlen	73	2024	Director	2016
Philip R. Smith	67	2024	Director	2009
Gary G. Fitzgerald	56	2025	Director	2016
Paul C. Picknelly	62	2025	Director	2016

(1)At May 11, 2023

(2)Includes terms served on the Board of the Bank, as applicable.

In accordance with the Company’s Bylaws, no person shall be eligible for election, reelection, appointment or reappointment to the Board if such person reached seventy-two (72) years of age or older on appointment or reappointment to the Board.

Board Diversity

The Company and the Board strongly believe diversity is critical to the Company’s success and ability to create long-term value for our shareholders. The Board and Executive Management have adopted diversity and inclusion as a key focus of the Company’s overall strategic plan. In 2020, the Company proudly announced its first female Chairperson in its 169-year history. With respect to the Board, it is acknowledged that a Board consisting of individuals with diverse backgrounds ensures broader representation and inspires deeper commitment to management, employees and the communities we serve. While not specific to a particular policy, the Board prioritizes diversity in gender, ethnic background and professional experience when considering candidates for director as part of its commitment to diversity. At present, 30% of the Company’s Board is diverse from a gender, race or ethnic perspective. In 2022, as required by NASDAQ, the Company began collecting and disclosing diversity information for our directors. Each of our directors voluntarily self-identified as follows:

Board Diversity Matrix (as of March 31, 2023)
Total Number of Directors	10
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	7	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Island	0	0	0	0
White	3	7	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

Board Refreshment

Our Board believes that a fully engaged Board is a strategic asset of the Company and that knowledgeable and fresh viewpoints and perspectives are important for informed decision making. The Board also believes that appropriate tenure can facilitate members developing greater institutional knowledge and deeper insight into the Company’s operations across a variety of economic and competitive environments.

Even before vacancies arise, the Board periodically evaluates whether it collectively has the right mix of skills, experience, attributes and diverse viewpoints necessary for it to drive shareholder value. The results of this evaluation are used to help inform the desirable skills set for potential Board nominees and to screen director candidates. At the same time, as part of planning for Board refreshment and director succession, the Nominating and Corporate Governance Committee’s practice has been to periodically consider potential director candidates. As a result of this ongoing review, in the last twelve years, the Board has nominated eight new directors, and in the last eight years, the Board has nominated four new directors. The average tenure for the Board is 9.8 years.

With the Board’s recommended slate of four nominees, the Board believes that it has an appropriately balanced Board and will continue to consider opportunities to strengthen the Board’s composition over time. As a group, the average tenure of the four nominees for election to the Board is 10.5 years.

Director Competencies

Our Board believes that a balance of diversity and tenure is a strategic asset. Our Nominating and Corporate Governance Committee routinely considers director attendance, past performance on the Board and Board committees, institutional knowledge of the Company, as well as any other director board commitments when evaluating directors for nomination. While the Company has not yet instituted a formal policy with regard to its directors’ service on other boards, the Company asks that all directors annually disclose the number of boards they serve on and further asks that they devote adequate time for preparation and attendance at all Board and Board committee meetings. During 2022, none of the Company’s directors served on the boards of more than three publicly traded companies.

Our Nominating and Corporate Governance Committee also factors in director competencies when placing an existing director into nomination for reelection to the Board. We believe our Board collectively offers a diverse range of qualifications, experiences and key skills that provide an appropriate and diverse mix of qualifications necessary for our Board to effectively fulfill its oversight responsibilities. The summary below is not intended to be an exhaustive list for each director, but rather a summary to convey the general breadth of our directors’ collective experience and qualifications. Our directors use these skills and experiences when they oversee the Company’s strategy, performance, culture and enterprise risk. Additional information about each Board member’s background, business experience and other matters in their biographical information is provided.

Director Competencies
	Benoit	Damon	Fitzgerald	Hagan	Masse	McMahon	Orlen	Picknelly	Richter	Smith

Accounting/Financial Reporting – Experienced accountant, auditor, chief financial officer, or other relevant experience in accounting and financial reporting. Finance or Accounting Degree. Good understanding of financial internal controls and accounting principles.

	✓		✓	✓	✓
Financial Industry Experience – Experienced in one or more of the Company’s specific financial services areas, such as retail banking, commercial lending or wealth and investment management services.				✓		✓	✓		✓	✓

Human Capital Management, Compensation & Benefits – Experienced in management and development of a large workforce, managing compensation, directing strategies leveraging human capital, managing inclusion and diversity efforts, establishing culture, implementing succession planning and talent management, and/or managing other human capital initiatives.

	✓	✓	✓	✓		✓			✓
Corporate Governance – Experienced in corporate governance matters, principles and administration. Ability to assess accountability and Board effectiveness with Bylaws and Committee Charters.	✓	✓	✓	✓	✓	✓			✓	✓

Information Security, Cybersecurity, Digital Innovation & FinTech – Experienced in information security, data privacy cybersecurity and/or FinTech. Experienced in use of technology to facilitate business operations and customer service.

	✓		✓	✓					✓
C-Suite Leadership – Experienced in business and strategic management from service in a significant leadership position, such as CEO, CFO, Business Owner or other senior leadership role.	✓	✓	✓	✓	✓	✓	✓	✓	✓
Real Estate Development – Experience acquired as a general contractor, real estate developer, real estate investor or builder.	✓			✓			✓	✓		✓

Legal and Regulatory – Experience acquired through a law degree and as a practicing attorney in understanding legal risks and obligations; experienced in governmental or regulatory affairs, including as part of a business and/or through positions with government organizations or regulatory bodies.

				✓					✓	✓
Risk Management – Experienced in reviewing or managing risk in a large organization, including specific types of risk (physical security, financial risk or risks facing large financial institutions).	✓			✓					✓

Environmental, Social and Governance (ESG) – Experienced in ESG criteria, including as part of a business, and managing corporate social responsibility strategies. Experienced in growing environmental sustainability, climate-related risks and social governance trends.

✓
Strategic Planning – Experienced in defining and driving strategic direction and growth and managing the operations of a business or large organization.	✓		✓	✓		✓	✓	✓	✓

Director Nominees

The biographies of the nominees below contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experience, qualifications, attributes or skills that caused the Nominating and Governance Committee and the Board to determine that the person should serve as a director.

Laura Benoit has been a director of our Board since 2014. Ms. Benoit retired in August 2022 as Treasurer and Co-Owner of Bay State Fuel Oil, Inc., a fuel distribution company located in West Springfield, Massachusetts, since 1985. Bay State Fuel Oil, Inc. was the recipient of an Excellence in Risk Management Award for ten consecutive years. Ms. Benoit served on the Board of Directors for EMaxx Insurance from 2017 through 2022, where she served as chairperson of their Investment and Audit Committees. Ms. Benoit currently serves as President of Buddy Realty, LLC and oversees the management of several properties. Ms. Benoit gained extensive education and knowledge of cybersecurity and information technology of the Payment Card Industry Data Security Standards and compliance requirements through her businesses. During the past five years, Ms. Benoit has attended multiple cybersecurity educational conferences provided by CMD Technology. Further, during the past twenty years, Ms. Benoit has annually received training through EMaxx conferences. Ms. Benoit is a former member of the board of directors of the Western Mass Fuel Dealers Association, where she served from 1995 through 2010 in the capacity of treasurer and president. Ms. Benoit’s finance, accounting and small business management experience provides her with the qualifications and skills to serve as a director.

Donna J. Damon has been a director of our Board since 2011. Ms. Damon is the President and owner of New England Concrete Cutting, Inc., a construction company specializing in concrete cutting and drilling located in Agawam, Massachusetts. She also serves as an executive officer and the office manager for two separate companies: Witch Equipment of New England, Inc. and Witch Enterprises, Inc. Ms. Damon’s experience in human resources, office management and business administration, including financial management and employee benefit administration, provides her with the qualifications and skills to serve as a director.

Lisa G. McMahon has been a director of our Board since 2014 and has served as our Chairperson since 2020, making her the first female Board Chairperson in the Company’s 169-year history. Ms. McMahon is the Vice President of Institutional Advancement and Executive Director of the Westfield State Foundation, Inc. at Westfield State University. Ms. McMahon began at Westfield State University in 2013 after leaving Merrill Lynch where she obtained her general securities license and license to become a registered investment advisor representative. Ms. McMahon currently serves as President of the Westfield Academy Foundation and is the past president of the executive board of the Genesis Spiritual and Conference Center – a division of the Sisters of Providence Health Systems. From 2007 to 2012, Ms. McMahon was the Executive Director of the Westfield Business Improvement District, Inc. Ms. McMahon has served on numerous boards and committees in a leadership capacity. Ms. McMahon received a Bachelor of Science degree from Our Lady of the Elms College and an honorary doctorate degree in Public Service from Westfield State University. Ms. McMahon’s business experience and extensive work with micro businesses, nonprofit management and community relations provides her with the qualifications and skills to serve as a director.

Steven G. Richter has been a director of our Board since 2011. Dr. Richter is the founder, former owner, operator and President of Micro Test Laboratories, Inc., a contract testing and manufacturing organization for the medical device, pharmaceutical and biotechnology industries. During his 30 years at the helm of Micro Test, Dr. Richter was involved with financial responsibilities and strategic initiatives. Micro Test was acquired and then merged with Cambrex, Inc. in 2014. Computer knowledge was obtained from various sources, including formal training and classroom activities. Human Resource experience developed over 30 years at Micro Test is important to the Company’s Compensation Committee. Dr. Richter’s regulatory experience began at the Food and Drug Administration (“FDA”) with Federal and State regulatory authority. His experience with filing FDA-related documents and compliance to FDA laws gives the Board additional compliance optics. Dr. Richter is a consultant at RichCo Laboratories, LLC for the industries stated above. His experience with risk management programs is important to the Company’s Finance and Risk Management Committee. His ability to review a business plan and financial statements is essential for participation in the Company’s Executive Committee. Dr. Richter continues to give back to his alma maters, both Holyoke Community College and the University of Massachusetts. At Holyoke Community College, Dr. Richter is involved with the life science community and was instrumental in obtaining a $4 million grant for their lab build out. At the University of Massachusetts, Dr. Richter served on the board of the IALS institute from its inception. Currently, RichCo Laboratories, LLC supports student undergraduate research work that helps identify PFOS/PFAS toxicology issues in zebrafish models. Dr. Richter is a graduate of the University of Massachusetts with a Bachelor’s of Science in Microbiology and went on to receive his Master of Sciences degree in Biological Sciences from the University of Massachusetts-Lowell and his Ph.D. in Sterilization Sciences from Columbia Pacific University. Dr. Richter’s experience in small business administration and management, including financial and business operations matters, provides him with the qualifications and skills to serve as a director.

Continuing Directors

Gary G. Fitzgerald has been a director of our Board since October 2016. Previously, Mr. Fitzgerald served on the boards of legacy Chicopee Savings Bank and legacy Chicopee Bancorp, Inc. since 2009, up until their merger with and into the Company. Mr. Fitzgerald is a Certified Public Accountant and is a Managing Principal of Downey, Pieciak, Fitzgerald & Co., P.C., a CPA firm located in South Hadley, Massachusetts. Mr. Fitzgerald currently serves on the board of directors of the Chicopee Savings Bank Charitable Foundation, an affiliate with Westfield Bank, a position he has held since 2021. Mr. Fitzgerald received a Bachelor of Science degree from Western New England University, a Master of Science in Taxation degree from Bentley University and has been licensed as a Certified Public Accountant since 1996. His extensive background in accounting and taxation provides him with the qualifications and skills to serve as a director and as the Company’s financial expert.

James C. Hagan has been a director of our Board since 2009, our Chief Executive Officer since December 31, 2008, and our President since June 2005. Mr. Hagan served as Chief Operating Officer from June 2005 until December 2008. Prior to that, he served as Senior Vice President and Commercial Loan Department Manager from 1998 and was a Vice President from 1994. Prior to 1994, Mr. Hagan worked as a commercial lender and manager at other New England-based banking institutions. Mr. Hagan currently serves on the boards of Sullivan Paper Company since 2017, the Chicopee Savings Bank Charitable Foundation since 2016 (an affiliate with the Bank), Stanley Park of Westfield, Inc. since 2005 and the Western MA Baseball Hall of Fame since 2017. Mr. Hagan has also been serving as a class agent for Suffield Academy since 2008. Mr. Hagan received a Bachelor of Science from Westfield State University and received a Master of Business Administration from American International College. Mr. Hagan’s expertise in credit administration, commercial lending and management through his various roles within the Company and within other New England-based financial institutions provides him with the qualifications and skills to serve as a director.

William D. Masse has been a director of our Board since October 2016. Previously, Mr. Masse served on the boards of legacy Chicopee Savings Bank and legacy Chicopee Bancorp, Inc. since 1998 and 2006, respectively, up until their merger with and into the Company. Mr. Masse retired on January 1, 2021, as the President of Granfield, Bugbee & Masse Insurance Agency in Chicopee, Massachusetts. He had been in the insurance industry for 40 years. Mr. Masse holds a Bachelor of the Arts degree from Williams College where he majored in economics. Mr. Masse has, in the past, served as chairman and/or president of the board of directors of area non-profit organizations. His experience, as well as business and community contacts, provide him with the qualifications and skills to serve as a director.

Gregg F. Orlen has been a director of our Board since October 2016. Previously, Mr. Orlen served on the boards of legacy Chicopee Savings Bank and legacy Chicopee Bancorp, Inc. since 1999 and 2006, respectively, up until their merger with and into the Company. Mr. Orlen is the owner of Gregg Orlen Custom Homebuilders and works as an excavating contractor. Mr. Orlen currently serves on the board of directors of the Chicopee Savings Bank Charitable Foundation, an affiliate with Westfield Bank, a position he has held since its inception in 2006. Mr. Orlen served on the development committee for South Hadley’s municipal golf course, The Ledges, and was responsible for the oversight of its construction phase. Mr. Orlen remained on the golf course commission, while a resident of South Hadley. Mr. Orlen holds a Bachelor of Science Degree in Business Management. Mr. Orlen is a well-established premier builder of residential homes within our market and brings to the Board his extensive knowledge of the local housing market.

Paul C. Picknelly has been a director of our Board since October 2016. Previously, Mr. Picknelly served on the boards of legacy Chicopee Savings Bank and legacy Chicopee Bancorp, Inc. since 2000 and 2006, respectively, up until their merger with and into the Company. Mr. Picknelly is a premium hotel owner and operator, as well as a commercial real estate developer. Mr. Picknelly currently serves as President of Monarch Enterprises, LLC (Monarch Place Office Tower, Sheraton Springfield, and the Hilton Garden Inn Hotels in Springfield and Worcester, Massachusetts) and further manages various commercial real estate properties in the local area. Mr. Picknelly brings to the Board his unique and extensive knowledge of the customers, communities and political climate within our marketplace from a premier hotel management and real estate developer perspective.

Philip R. Smith has been a director of our Board since 2009. Prior to Mr. Smith’s directorship, he served as Secretary to the Company. Mr. Smith has been a partner at Bacon & Wilson, P.C., one of the largest regional law firms in western Massachusetts, specializing in Real Estate, Business Law and Estate Planning, since 2001.  Mr. Smith has served as a past board member of the Westfield Chamber of Commerce in Westfield, Massachusetts, and of the Westfield State College Foundation. Mr. Smith is a past member of the Westfield Community Development Corporation board of directors. He is a graduate of the University of New Hampshire and received a Juris Doctor from the New England School of Law and an LL.M. in taxation from Boston University. Mr. Smith’s experience in commercial and residential lending and business law, through his many years of legal practice, provides him with the qualifications and skills to serve as a director.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The executive officers of the Company, as of March 31, 2023, are as follows. Ages reflected are as of the Annual Meeting date of May 11, 2023.

Allen J. Miles, III, age 60, was appointed to Executive Vice President in December 2008 and serves as the Bank’s Senior Lender. Previously, Mr. Miles served as Senior Vice President and Senior Lender of the Company and the Bank since August 2005. From 1998 to 2005, Mr. Miles served as Vice President and Commercial Loan Officer.

Kevin C. O’Connor, age 63, was appointed to Executive Vice President and Chief Banking Officer in February 2017. Previously, Mr. O’Connor held the position of Senior Vice President of Retail Banking since February 2015 and served as Vice President since 2010. Mr. O’Connor has over twenty-five years’ experience in retail and branch banking and had previously worked at both national and regional banking institutions as a vice president and regional manager of retail banking and sales, including small business sales.

Guida R. Sajdak, age 50, was appointed as Chief Financial Officer and Treasurer in April 2017 and as an Executive Vice President in October 2016. Mrs. Sajdak previously served as the Chief Risk Officer from October 2016 to April 2017. Previous to October 2016, Mrs. Sajdak served as a Senior Vice President and the Chief Financial Officer and Treasurer of legacy Chicopee Bancorp, Inc. and legacy Chicopee Savings Bank, where she held those positions since 2010. Mrs. Sajdak served Chicopee Savings Bank in various capacities since 1989, including that of Internal Auditor and Commercial Lender. Mrs. Sajdak also serves on the board of the Chicopee Savings Bank Charitable Foundation (an affiliate with the Bank) as its Chairperson and President.

John E. Bonini, age 55, was appointed to Senior Vice President and General Counsel upon the retirement of his predecessor in January 2021 and previously served as Senior Vice President and Associate General Counsel upon his joining the Company in August 2020.  Prior to joining the Company, Mr. Bonini was employed at Barings LLC, an international investment management firm owned by MassMutual, where he was a managing director and senior counsel for Barings Real Estate since 2005.  Mr. Bonini has extensive experience in real estate transactions, corporate and investment law and corporate governance.  He is a graduate of Wesleyan University and received his Juris Doctor from Suffolk University Law School.

Filipe B. Goncalves, age 58, was appointed as an Executive Officer in January 2023 as Senior Vice President and Associate Chief Credit Officer and is also responsible for overseeing Loan Administration. Prior to his appointment to Associate Chief Credit Officer, Mr. Goncalves served as a Commercial Lending Team Leader. Prior to Mr. Goncalves joining the Company in 2019, he held the position of Chief Lending Officer at a mutual savings bank serving central and western Massachusetts. Mr. Goncalves received a Master of Business Administration Degree with a focus in finance and economics from Western New England University.

Louis O. Gorman, age 63, serves as Senior Vice President of Credit Administration and Chief Credit Officer. Mr. Gorman has served as Chief Credit Officer since 2010. Previously, Mr. Gorman served as Vice President of Credit Administration since 2009 and as a commercial loan officer since 2000. Mr. Gorman performed a similar function at other New England-based banking institutions prior to joining the Bank.

Darlene Libiszewski, age 57, serves as Senior Vice President and Chief Information Officer. Ms. Libiszewski has been serving in her current position since October 2016. Previously, Ms. Libiszewski served as the Senior Vice President of Information Technology for legacy Chicopee Savings Bank where she held the position since December 2007.

Daniel Marini, age 51, was appointed as an Executive Officer in January 2023 and serves as Senior Vice President of Retail Banking and Marketing, a position he has held since January 2022. Previously, Mr. Marini served in various capacities since 2011 within the Retail Banking and Marketing divisions. Mr. Marini has extensive experience in retail banking sales and service, retirement services, cash management services, marketing and sales administration. Mr. Marini received his Bachelor’s Degree in Economics from the University of Massachusetts.

Christine Phillips, age 50, was appointed to Senior Vice President and Human Resources Director in November 2020 upon joining the Company.  Previously, Ms. Phillips served as the First Vice President of Human Resources for PeoplesBank, headquartered in Massachusetts, since 2014. There she was responsible for overseeing the operations of the Human Resources Department and employee engagement. Ms. Phillips brings with her extensive leadership and human resources management including strategic planning, compensation, benefits, talent management and employee training programs.  Ms. Phillips received a Master’s Degree in Business Administration at the Isenberg School of Management at the University of Massachusetts.

Leo R. Sagan, Jr., age 60, was appointed to Senior Vice President and Chief Risk Officer in 2017. Previously, Mr. Sagan served as the Chief Financial Officer since December 2008, as Vice President and Controller from 2003 to 2008, as Controller from 2002 to 2003 and as Assistant Treasurer from 1999 to 2002.

Retired Executive Officers

Cidalia Inacio retired from the Company in September 2022. Ms. Inacio served as Senior Vice President of Retail Banking since October 2016. She also supervised the Bank’s investment services division – Westfield Investment Services.

CORPORATE GOVERNANCE

The Company is dedicated to being a financial industry leader in corporate governance and business ethics. Our Board is composed of directors with diverse professional and business experience. All of our directors, other than Mr. Hagan, are independent. They all share a commitment to fostering an effective risk environment coupled with a strong internal audit structure. Their unwavering commitment protects our clients, shareholders and reputation. Our Code of Ethics for our Senior Financial Officers and our Code of Conduct reflect the Company’s expectation for the conduct of our directors, officers and employees. Through recurring training and disclosures, as well as periodic communication related to specific topics, the Company maintains the highest level of ethical conduct. The Nominating and Corporate Governance Committee receives annual education related to corporate social responsibility, as well as to trends and best practices for directors.

Board of Directors

The Board oversees our business and monitors the performance of our management team. In accordance with our corporate governance procedures, the Board does not involve itself in our day-to-day operations. Our executive officers and management oversee our day-to-day operations. Our directors fulfill their duties and responsibilities by attending regular meetings of the Board, which are generally held on a monthly basis. Our directors also discuss business and other matters with the Chairperson and the President, other key executives and our principal external advisers (legal counsel, auditors, financial advisors and other consultants).

The Company’s Board held four regular meetings during the fiscal year ended December 31, 2022, and the Bank’s Board held 11 regular meetings and one strategic planning meeting. Each incumbent director attended at least 75% of the total of (i) the meetings of the Board held during the period for which he or she has been a director, and (ii) the meetings of the committee(s) on which that particular director served during such period. The Board and their subcommittees scheduled a total of 51 meetings during the year ended December 31, 2022, for which member attendance totaled 98%.

It is our policy that all directors and nominees attend the Annual Meeting. At the 2022 Annual Meeting, 9 of the 10 members then serving on the Board were in attendance. In addition to the Company’s regularly scheduled Board of Director meetings, all members of the Board participated in an all-day strategic planning session.

Board of Directors Independence

Rule 5605 of the NASDAQ Marketplace Rules (the “NASDAQ Listing Rules”) requires that independent directors compose a majority of a listed company’s board of directors. In addition, the NASDAQ Listing Rules require that, subject to specified exceptions, each member of a listed company’s Audit, Compensation and Nominating and Corporate Governance Committees be independent and that Audit Committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. Under Rule 5605(a)(2) of the NASDAQ Listing Rules, a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act, a member of an Audit Committee of a listed company may not, other than in his or her capacity as a member of the Audit Committee, the Board or any other Board committee: (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries. In addition to satisfying general independence requirements under the NASDAQ Listing Rules, members of a Compensation Committee must also satisfy independence requirements set forth in Rule 10C-1 under the Exchange Act and NASDAQ Listing Rule 5605(d)(2). Pursuant to Rule 10C-1 under the Exchange Act and NASDAQ Listing Rule 5605(d)(2), in affirmatively determining the independence of a member of a Compensation Committee of a listed company, the Board of Directors must consider all factors specifically relevant to determining whether that member has a relationship with the Company which is material to that member’s ability to be independent from management in connection with the duties of a Compensation Committee member, including: (a) the source of compensation of such member, including any consulting, advisory or other compensatory fee paid by the Company to such member; and (b) whether such member is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.

The Board consults with our legal counsel to ensure that their determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent NASDAQ Listing Rules, as in effect from time to time.

Consistent with these considerations, the Board has affirmatively determined that all of its directors, including the director nominees, satisfy general independence requirements under the NASDAQ Listing Rules, other than Mr. Hagan. In making this determination, the Board found that none of the directors, other than Mr. Hagan, had a material or other disqualifying relationship with us that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each director, other than Mr. Hagan, is “independent” as that term is defined under Rule 5605(a)(2) of the NASDAQ Listing Rules. The Board determined that Mr. Hagan, President and Chief Executive Officer, is not an independent director by virtue of his current employment with the Company. The Board also determined that each member of the Audit, Nominating and Corporate Governance and Compensation Committees satisfies the independence standards for such committees established by the SEC and the NASDAQ Listing Rules, as applicable.

Code of Ethics and Corporate Governance Guidelines

We have adopted a Conflict of Interest Policy and Code of Conduct, which applies to all of our employees and officers. We have also adopted a Code of Ethics for Senior Financial Officers, which applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions for us in 2022, and which requires compliance with the Conflict of Interest Policy and Code of Conduct. The Code of Ethics for Senior Financial Officers meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K.

We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of our Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions in 2022, by posting such information on our website at the internet address set forth below. We have not amended or granted any waivers of a provision of our Code of Ethics during 2022.

The Board adopted Corporate Governance Guidelines to assure that it will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our shareholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to Board independence, composition and selection, Board meetings and involvement of senior executives, senior executive performance evaluation and succession planning, and Board committees and compensation.

The Code of Ethics for Senior Financial Officers and our Corporate Governance Guidelines are available to shareholders on our investor relations website at wneb.q4ir.com. The inclusion of our website address here and elsewhere in this Proxy Statement does not include or incorporate by reference the information on our website into this Proxy Statement.

Hedging and Pledging of Company Securities

On an annual basis, all directors, executive management and senior officers, as defined therein, are required to review the Company’s Insider Trading Policy and are provided with the Company’s scheduled blackout periods. The policy details trading guidelines and prohibitions for those directors and officers, subject to Section 16 of the Exchange Act , and serves to educate such directors, executive management and senior officers as to their individual and corporate responsibilities as insider shareholders on such matters as trading on material non-public information and short-swing transactions, as well as the potential criminal and civil liability and/or disciplinary actions for insider trading and/or tipping of material non-public information. The policy requires Company insiders to obtain pre-clearance prior to commencing any trade of the Company’s securities and prohibits short-selling of the Company’s securities by insiders. The policy further prohibits the exercise of stock options during scheduled blackout periods. A signed Certification of Acknowledgment from all directors, executive management and senior financial officers is collected and retained by the Corporate Secretary.

Committees of the Board of Directors

The following table provides the Board’s committee membership, as of the date of this Proxy Statement, and meeting information for the year ended December 31, 2022, for the following committees:

Name	Executive	Audit	Nominating and Corporate Governance	Compensation	Finance & Risk Management
Laura Benoit(1)		✓	✓
Donna J. Damon			✓	✓
Gary G. Fitzgerald(2)		Chair		✓
James C. Hagan	✓				✓
William D. Masse		✓			Chair
Lisa G. McMahon	Chair		Chair	✓
Gregg F. Orlen			✓	Chair
Paul C. Picknelly		✓	✓
Steven G. Richter[3]	✓			✓	✓
Philip R. Smith	✓				✓
Total Meetings in 2022:	18(4)	5	3	5	3

(1)Ms. Benoit has served on the Nominating and Corporate Governance Committee since May 2022. Prior to that, Ms. Benoit served on the Compensation Committee from 2014 through May 2022.

(2)Mr. Fitzgerald is the Company’s designated Financial Expert.

(3)Mr. Richter has served on the Finance and Risk Management Committee since May 2022. Prior to that, Mr. Richter served on the Nominating and Corporate Governance Committee from 2015 through May 2022.

(4)See Executive Committee below.

Executive Committee

The Executive Committee exercises the powers of the Board between Board meetings and is responsible for reviewing and approving all the Bank’s extensions of credit above and beyond management’s authority. The Executive Committee takes action to review and approve extensions of credit either through meetings, as noted above, or virtually through the Company’s online board portal. In addition to meeting eighteen (18) times during 2022, the Executive Committee also took action reviewing and approving extensions of credit between scheduled meetings using the Company’s secure online board portal. During 2022, the Executive Committee was chaired by Ms. McMahon with Messrs. Hagan, Richter and Smith serving as members.

Audit Committee

The Audit Committee is chaired by Mr. Fitzgerald with Ms. Benoit and Messrs. Masse and Picknelly serving as members. The Audit Committee assists the Board by overseeing the audit coverage and monitoring the accounting, financial reporting, data processing, regulatory and internal control environments. The primary duties and responsibilities of the Audit Committee are to:

•oversee and monitor the financial reporting process and internal controls system;

•review and evaluate the audit performed by outside auditors and report any substantive issues found during the audit to the Board;

•appoint, compensate and oversee the work of the independent auditors;

•review and approve all transactions with affiliated parties; and

•provide an open avenue of communication among the independent auditors, financial and senior management, the internal audit department and the Board.

The Board reviews the NASDAQ Listing Rules’ definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ Listing Rules and Rule 10A-3 under the Exchange Act). The Board has also determined that Mr. Fitzgerald qualifies as an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K. The Board has adopted a written charter for the Audit Committee that is available to shareholders on our investor relations website at wneb.q4ir.com.

Pre-approval of Services

The Audit Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms) to be performed for us by our independent registered public accounting firm, subject to the de minimis exception for non-audit services described below, which are approved by the Audit Committee prior to completion of the audit. The pre-approval requirement set forth above shall not be applicable with respect to non-audit services if:

•the aggregate amount of all such services provided constitutes no more than 5% of the total amount of revenues paid by us to our auditor during the fiscal year in which the services are provided;

•such services were not recognized by us at the time of the engagement to be non-audit services; and

•such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee who are members of the Board to whom authority to grant such approvals has been delegated by the Audit Committee.

Delegation

The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant required pre-approvals. The decisions of any member to whom authority is delegated under this paragraph to pre-approve activities under this subsection shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee pre-approved 100% of the services performed by the independent registered public accounting firm for the fiscal year ending December 31, 2022, pursuant to the policies outlined above.

Audit Committee Report(1)

The Audit Committee has reviewed and discussed critical audit matters arising from our audited financial statements for the fiscal year ended December 31, 2022, with management and our independent registered public accounting firm, Wolf & Company. The Audit Committee has discussed with Wolf & Company the matters required to be discussed by Public Company Accounting Oversight Board, or PCAOB, Auditing Standard No. 1301, Communications with Audit Committees. The Audit Committee has also received the written disclosures and the letter from Wolf & Company required by applicable requirements of the PCAOB regarding Wolf & Company’s communications with the Audit Committee concerning independence, and has discussed with Wolf & Company the firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, for filing with the SEC.

Western New England Bancorp, Inc.
Audit Committee
Gary G. Fitzgerald, Chair
Laura Benoit
William D. Masse
Paul C. Picknelly

(1)The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing we make under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is chaired by Ms. McMahon with Mses. Benoit and Damon and Messrs. Orlen and Picknelly serving as members. In the month of May 2022, Ms. Benoit joined this committee to replace Mr. Richter, who rotated on to the Finance and Risk Management Committee. Each member of the Nominating and Corporate Governance Committee is a non-employee director within the meaning of Rule 16b-3 under the Exchange Act, and each is an independent director under the corporate governance standards of the NASDAQ Listing Rules. The Board has adopted a written charter for the Nominating and Corporate Governance Committee that is available to shareholders on our investor relations website at wneb.q4ir.com. Pursuant to its charter, the Nominating and Corporate Governance Committee is responsible for:

•identifying, reviewing and evaluating candidates to serve as directors (consistent with criteria approved by the Board);

•reviewing director nominations by shareholders;

•reviewing and evaluating incumbent directors;

•recommending to the Board, for selection, candidates for election to the Board;

•making recommendations to the Board regarding the membership of the committees of the Board;

•reviewing the Nominating and Corporate Governance Committee Charter and developing and implementing corporate governance guidelines;

•overseeing the Board’s annual self-evaluation of the Board’s performance; and

•annually reviewing and assessing the Company’s succession plans for the Chief Executive Officer and other key officers and senior executives of the Company.

It is the policy of the Nominating and Corporate Governance Committee to select individuals as director nominees who shall have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the shareholders. When considering candidates for the Board, the Nominating and Corporate Governance Committee takes into consideration the relevance of the candidate’s experience to the business of the Company, the candidate’s ability to enhance the talent and diversity of the Board, the candidate’s independence from conflict or direct economic relationship with the Company and the ability of the candidate to attend Board meetings regularly and devote the appropriate amount of effort in preparation for such meetings. Candidates shall possess a reputation and hold positions or affiliations benefitting a director of a publicly held company and shall be actively engaged in occupations or professions or are otherwise regularly involved in the business, professional or academic community.

Shareholder nominees, if any, would be considered by the Nominating and Corporate Governance Committee in the same manner as nominees that are identified by the Nominating and Corporate Governance Committee. If the Nominating and Corporate Governance Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board that candidate’s election. The Nominating and Corporate Governance Committee also has the authority to retain any search firm to assist in the identification of director candidates. However, the Nominating and Corporate Governance Committee has not retained any such search firm, and we do not pay a fee to any third party to identify or evaluate director candidates or nominees.

In accordance with our Bylaws, nominations of individuals for election to the Board at an Annual Meeting of shareholders may be made by any shareholder of record entitled to vote for the election of directors at such meeting who provides timely notice in writing to our Secretary at our principal executive office. To be timely, a shareholder’s notice must be delivered to or received by our Secretary not less than 120 calendar days in advance of the anniversary date of our Proxy Statement released to shareholders in connection with the previous year’s Annual Meeting of shareholders. Submissions must include the full name of the proposed nominee and include a detailed background of the suggested candidate, and a representation that the nominating shareholder is a beneficial or record holder of our common stock. If a nomination is not properly brought before the Annual Meeting in accordance with our Bylaws, the Chairperson of the Annual Meeting may determine that the nomination was not properly brought before the Annual Meeting and shall not be considered. For additional information about our director nomination requirements, please see our Bylaws.

All director nominees were nominated by the Nominating and Corporate Governance Committee. As of the date of this Proxy Statement, the Nominating and Corporate Governance Committee had not received any shareholder recommendations for nominees in accordance with our Bylaws in connection with the Annual Meeting.

Compensation Committee

The Compensation Committee is chaired by Mr. Orlen with Mses. Damon and McMahon and Messrs. Fitzgerald and Richter serving as members. In the month of May 2022, Ms. Benoit rotated off this Committee to serve on the Company’s Nominating and Corporate Governance Committee. Each member of the Compensation Committee is a non-employee director within the meaning of Rule 16b-3 under the Exchange Act, each is an outside director as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and each is an independent director under the corporate governance standards of the NASDAQ Listing Rules and the independence requirements of Rule 10C-1 under the Exchange Act. As required by its charter, the Compensation Committee meets at least three times annually and with greater frequency, if necessary. The Board has adopted a written charter for the Compensation Committee that is available to shareholders on our investor relations website at wneb.q4ir.com. Pursuant to its charter, the Compensation Committee’s responsibilities include:

•evaluating the performance of the Chief Executive Officer and other executive officers in light of approved performance and objectives. In evaluating and determining CEO compensation, the Committee considers the results of the most recent shareholder advisory vote on executive compensation (“Say on Pay Vote”) required by the Exchange Act;

•making recommendations to the Board for, and setting the compensation of the Chief Executive Officer and other executive officers, based upon the evaluation of the performance of the Chief Executive Officer and the other executive officers, respectively; and

•making recommendations to the Board with respect to profit sharing, performance-based and equity-based compensation plans.

The Compensation Committee also reviews and discusses with management the “Compensation Discussion and Analysis” section of our Proxy Statements and considers whether to recommend to the full Board that it be included in our Proxy Statement and other filings.

Compensation Decision-Making and Policy-Making

Our Bylaws require that our business and affairs be under the direction of the Board, which includes executive officer compensation. Executive compensation is set by the Board after recommendation of the Compensation Committee. As a company listed on NASDAQ, we must observe governance standards and listing requirements that require executive officer compensation decisions to be made by a majority of independent directors of our Board, by a committee of independent directors or, in exceptional and limited circumstances, a compensation committee comprised of at least three members where only one member is not independent.

The Compensation Committee has been delegated authority from our Board to oversee executive compensation by approving salary increases for Senior Vice Presidents and above by reviewing general personnel matters, such as staff performance evaluations, for such Senior Vice Presidents and above. The Compensation Committee has established a compensation program and has a formal charter, which was adopted in December of 2006 and amended in 2007, 2013, 2017, 2022 and in February of 2023, and advises senior management on the average salary increases for all employees under the compensation program. The compensation program consists of three components: (1) base salary; (2) annual bonuses (short-term incentives); and (3) long-term incentives (e.g., omnibus equity grants, employment and change-in-control agreements, deferred compensation, retirement and fringe benefits).

The Compensation Committee considers the expectations of the Chief Executive Officer with respect to his own compensation and his recommendations with respect to the compensation of other executive officers, as well as empirical data and the recommendations of advisors both internal and external. Compensation decisions made by the Compensation Committee are reported by the Compensation Committee’s Chairperson to the Board, which approves, disapproves or amends the Compensation Committee’s action. The Compensation Committee does not delegate its duties to others. The Compensation Committee also confirms and approves the Compensation Discussion and Analysis included in this Proxy Statement in accordance with the rules and regulations of the SEC.

In addition, pursuant to its charter, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has ever been an officer or employee of ours. None of our executive officers served as a member of another entity’s board of directors or as a member of another entity’s compensation committee (or other board committee performing equivalent functions) during 2022, which entity had an executive officer serving on our Board or as a member of our Compensation Committee. There are no interlocking relationships between us and other entities that might affect the determination of the compensation of our executive officers.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the following “Compensation Discussion and Analysis” with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee has recommended to the Board that the “Compensation Discussion and Analysis” be included in our Annual Report on Form 10-K for the year ended December 31, 2022, and this Proxy Statement.

Western New England Bancorp, Inc.
Compensation Committee
Gregg F. Orlen, Chair
Donna J. Damon
Gary G. Fitzgerald
Lisa G. McMahon
Steven G. Richter

Finance and Risk Management Committee

The Finance and Risk Management Committee is a standing committee of the Board formed in January 2014. During 2022, Mr. Masse served as its chair with Messrs. Hagan and Smith serving as its members. During the month of May 2022, Mr. Richter joined this committee as a member. The Finance and Risk Management Committee meets as often as necessary, but at least three times annually.

The Board has adopted a written charter for the Finance and Risk Management Committee that is available to shareholders on our investor relations website at wneb.q4ir.com. Pursuant to its charter, the purpose of the Finance and Risk Management Committee is to assist the Board and the Executive Committee of the Board in fulfilling their responsibility with respect to the oversight of the Company’s (1) enterprise risk management and financial framework, including all risks associated therewith, and (2) policies and practices relating to financial matters, including but not limited to, capital, liquidity and financing, as well as to merger, acquisition and divestiture activity. The Finance and Risk Management Committee reports to the Board regarding the Company’s risk profile, as well as its enterprise risk management framework, including the significant policies and practices employed to manage such risks, as well as the overall adequacy of the enterprise risk management function. The Finance and Risk Management Committee also will, as directed by the Executive Committee or the Board, review financial strategic planning, corporate financial statements, projects or initiatives.

Communicating with the Board of Directors

Shareholders may contact the Company’s Board of Directors by writing to:

Theresa C. Szlosek, Corporate Secretary
Western New England Bancorp, Inc.
141 Elm Street
Westfield, Massachusetts, 01085

All communications addressed to this address will be forwarded directly to the Chairperson of the Board of Directors. Any letter addressed to an individual director will be forwarded to that director.

Board Leadership Structure and Role in Risk Oversight

Board Leadership Structure

The Board does not have a formal policy on separating the roles of Chairperson of the Board and Chief Executive Officer and, if separate, whether the Chairperson of the Board should be a non-employee director or an employee. The Board believes that no single, one-size fits all, board leadership model is universally or permanently appropriate. The Board prefers to retain the flexibility to structure its leadership from time to time in any manner that is in the best interests of the Company and its shareholders.

The positions of our Chairperson of the Board and Chief Executive Officer are currently separated. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairperson of the Board to lead our Board in its fundamental role of providing advice to, and independent oversight of, management. The Board recognizes the time, effort and energy that our Chief Executive Officer must devote to his position in the current business environment, as well as the commitment required to serve as our Chairperson, particularly as the Board’s oversight responsibilities continue to grow. The Board also believes that this structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board. The Board recognizes that depending on the circumstances, other leadership models, such as combining the role of Chairperson of the Board with the role of Chief Executive Officer, might be appropriate. Accordingly, the Board may periodically review its leadership structure.

Board’s Role in Risk Oversight

The Board is responsible for consideration and oversight of risk management and is responsible for ensuring that material risks are identified and managed appropriately. The Board believes an effective risk management system will (1) timely identify the material risks that the Company faces; (2) communicate necessary information on material risks to senior management and, as appropriate, to the Board or relevant Board committee; (3) implement responsive risk management strategies appropriate to the Company’s risk profile; and (4) integrate risk management into the Company’s decision making.

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including credit, liquidity, interest rate, operational, financial, legal, regulatory, technology, cybersecurity, strategic and reputational risks. The Board receives these reports to enable it to understand the Company’s risk identification, risk management and risk mitigation strategies. While the Board has the ultimate oversight responsibility for the risk management process, various committees of both management and the Board also have responsibility for risk management. The Board has established a Finance and Risk Management Committee of the Board to assist in fulfilling this responsibility. The Board and the Finance and Risk Management Committee approve the Bank’s business strategies and, in so doing, ultimately approve the level of risks the Bank takes. Senior management is responsible for implementing the Board’s strategies in such a way as to limit the associated risks the Bank takes and for ensuring that the staff complies with applicable laws and regulations.

To further assist the Board and the Finance and Risk Management Committee in carrying out its responsibility, the Chief Risk Officer serves as the primary risk management officer for establishing policy and designing and implementing the overall Enterprise Risk Management framework. While business unit managers are primarily responsible for managing risk inherent in their areas of responsibility, the objective of the Chief Risk Officer is to promote risk management practices throughout the organization that are well defined, repeatable and allow a comprehensive understanding of the Company’s risk profile.

Our Chief Risk Officer provides reports and updates to the Finance and Risk Management Committee on risk management initiatives. The chair of the Finance and Risk Management Committee reports to the full Board with respect to any notable risk management issues and coordinates with other Board and management-level committees, as necessary. The Board also meets regularly in executive session, without management, to discuss a variety of topics, including risk. In these ways, the full Board is able to monitor our risk profile and risk management activities on an on-going basis.

The Audit Committee provides quarterly updates to the Board relating to our internal and external audit functions. The Board reviews all reports of examination by regulatory agencies, including the Bank’s primary regulator, the Office of the Comptroller of the Currency. All policies and procedures affecting the risk factors listed above are reviewed and approved by the Board on a monthly, quarterly and annual basis, as the case may be.

We believe that through our current reporting structure, the Board maintains strong and effective oversight of all risk factors affecting us. This oversight is maintained through active involvement by all members of the Board on various committees, with elected chairpersons for each such committee, which ensures that diverse leadership exists throughout the Board and prevents centralization of control within one, or a group of individuals. Oversight is also maintained through the Executive Committee, which, pursuant to our Bylaws, has the ability to exercise the powers of the Board between Board meetings, and through the Board’s monthly meetings. Recommendations of the Board at these meetings are then implemented by senior management and the results are subsequently reported to the Board.

Environmental, Social and Governance Highlights

The Company is committed to strengthening the communities we serve through volunteerism and corporate philanthropy, as well as environmental responsibility, serving as a cornerstone of the local community, and maintaining transparency and diversity in governance. We strive to have positive impacts on the communities in which we live and work by focusing on certain core initiatives, including financial empowerment and education; diversity, equity and inclusion in governance; volunteerism and environmental sustainability. Below are some of our significant initiatives and events of 2022:

We promote economic development and education through investment in community-strengthening initiatives like small business and affordable housing lending programs, as well as no-cost, first-time homebuyer educational seminars open to the public and financial literacy programs in the communities we serve. The following are a few examples:

•First-Time Homebuyer Program: This program provides home loans with special incentives, such as low down payments and closing cost credits, to individuals purchasing a primary residence for the first time. In 2022, the Bank lent over $25 million under this program to 95 borrowers;

•Basic Banking for Massachusetts Program: This program is coordinated by the Massachusetts Community & Banking Council and recognizes Massachusetts banks that expand access to low-cost bank products and services. In 2022, the Company was recognized in both the checking and savings categories;

•Second Chance Checking Program: Through this program, we work with individuals to help rehabilitate their past bank deposit account charge-off record, which provides them with the opportunity to access mainstream financial services. After twelve (12) months of satisfactory performance, accounts are automatically converted to standard products;

•Ready, Set, Grow Program: This proprietary program encourages youth savings and is available through participating schools and all branch locations; and

•Financial Literacy: We promote financial literacy through a number of educational programs, including:

oOur First-Time Homebuyer seminars, which help promote the joy and responsibility of homeownership;

oOur educational partnerships with community centers and local schools with Bank personnel providing instruction about personal finance and banking.

The Company has received an “Outstanding” rating in each of its last three Community Reinvestment Act examinations performed by the Office of the Comptroller of Currency. These examinations assess our responsiveness to the financial needs of the communities we serve, with a special emphasis on meeting the needs of low-to-moderate income consumers and small businesses. Throughout our footprint, we have facilitated more than 52 community development loans totaling in excess of $167 million during 2022 and have partnered with numerous local- and state-based small business development agencies to foster successful business relationships.

We support environmental awareness and sustainability by encouraging and empowering recycling, responsible waste management practices and energy conservation throughout the organization. The following are a few examples:

•We continue to utilize recycled paper, stationery products and janitorial supplies, and partner with a local information destruction vendor for bulk shredding services that ensures all paper waste is recycled back into the marketplace;

•We continue to reduce the amount of paper and other waste we create by expanding initiatives geared at the electronic storage of documents, replacing customer mailings with statement messages and email options, allowing electronic delivery and signing of documents by customers and working toward complete electronic implementation and storage of account documentation, emphasizing client use of monthly electronic statements and maintaining completely paperless Board and Board committee meetings;

•During 2022, we partnered with our information destruction vendor to host four community shred events at our branch locations that provided members of the communities we serve an opportunity to dispose of their personal, sensitive documents in a safe and environmentally conscious manner;

•We have continued our initiative to reduce consumption of electricity through the installation and use of motion-activated lighting in our offices and the replacing of interior and exterior lighting to LED sourced bulbs throughout our organization;

•We have installed filtered water refilling stations in all of our branch and office locations to promote a reduction in waste associated with single-use plastic water bottles;

•We collaborate with a local electronic recycling company and recycled more than 3,500 pounds of LED lighting, computer and mixed electronic equipment in 2022; and

•We have continued our initiative of reducing automobile emissions that impact our environment by encouraging virtual meetings and trainings for numerous departments throughout the organization despite our return to office.

The Company continually evaluates opportunities to reduce energy dependence in areas such as facilities, equipment, operations, shipping and business travel, and remains cognizant of our impact on the environment.

Philanthropy

Philanthropy has always been one of our Company’s core values as we continually focus on strengthening the communities we serve through our support of economic development and charitable organizations. We accomplish this through a culture of employee volunteerism, corporate sponsorships and grants, non-profit board service by employees, and organized employee fundraising donations for non-profit groups and associations in our communities.

The following are some examples of these philanthropic activities:

•In 2022, the Company donated in excess of $920,000 in grants and sponsorships to hundreds of non-profit organizations as well as to economic development groups located within our footprint. As of December 31, 2022, the Company had $166,250 in outstanding multi-year pledged commitments.

•We promote volunteerism in our communities by providing paid-time-off to our employees for performing volunteer work, and we formally partner with, and source volunteers for, numerous community groups and non-profits. Our employees volunteered more than 3,000 hours across more than 100 organizations in 2022.

Diversity, Equity and Inclusion

The Company and the Board strongly believe diversity is critical to the Company’s success and creating long-term value for our shareholders. The Board and Executive Management have adopted diversity, equity and inclusion as a key focus of the Company’s overall strategic plan and have committed to a formal training initiative for all employees and Board members in 2023.

With respect to the Board, it is acknowledged that a Board consisting of individuals with diverse backgrounds ensures broader representation and inspires deeper commitment to management, employees and the communities we serve. While not specific to a particular policy, the Board prioritizes diversity in gender, ethnic background and professional experience when considering candidates for director as part of its commitment to diversity. At present, 30% of our Board is diverse from a gender, race or ethnic perspective. For additional information regarding the composition and diversity of our current Board, see “Information About Our Board Of Directors” on page 6.

In addition, the Company is committed to a culture of inclusiveness, equality and diversity at all levels of the organization’s workforce. The Company aims to maintain a workplace that presents a respectful, productive environment for everyone and enables individuals to achieve their full potential. Engaging a diverse workforce is sought by creating a culture of inclusion where similarities, differences, complexities and constructive dialogue are valued. As of December 31, 2022, 33% of our senior management team were diverse from a gender, race or ethnic perspective. Our workforce is also representative of our commitment to recruit, develop, and retain diverse individuals wherein 21% of our employees are either ethnic minorities, veterans or persons with disabilities. We remain focused on bolstering our workforce through inclusive hiring and retention practices, which we feel reflects and better serves our communities. Developing employees and providing them with the skills and opportunities they need to advance within the Company is a priority and led to the initiation of a customized Corporate Leadership Development Program in 2021. During 2022, fifty employees completed the program upon being identified as qualified candidates by Management. The Company respects, values and invites diversity in our Board, workforce, customers, suppliers, marketplace and community. Our Board is 30% gender diverse in accordance with ISS and NASDAQ gender diversity standards, and we actively seek to recruit diversified candidates throughout our communities.

Shareholder Engagement

The Nominating and Corporate Governance Committee and the Board value open dialogue and discourse with our shareholders. We believe that engaging and receiving feedback from our shareholders enhances our oversight of best governance practices and provides the Nominating and Corporate Governance Committee and the Board with valuable tools to ensure the best interest of all shareholders.

On an annual basis, we solicit our top 25 institutional investors to engage with various members of senior management regarding our governance practices, compensation disclosures and equity and diversity plans. During the fall of 2022, one shareholder engaged management on several topics related to best governance practices for the Board that we have taken under advisement. We believe the historically low response to our engagement efforts reflects the general satisfaction shareholders have with the effectiveness of our compensation and governance practices.

COMPENSATION DISCUSSION AND ANALYSIS

This section details the Company’s executive compensation philosophy and contains a discussion of each material element of the Company’s 2022 executive compensation program as it relates to the following “Named Executive Officers” or “NEOs”:

•James C. Hagan, President and Chief Executive Officer;

•Allen J. Miles, III, Executive Vice President and Chief Lending Officer; and

•Guida R. Sajdak, Executive Vice President, Chief Financial Officer and Treasurer.

In this section, “Committee” and the “Compensation Committee” are used interchangeably to refer to the Compensation Committee.

Executive Summary

In 2022, the Company delivered a strong performance and demonstrated a continued focus on core banking initiatives, disciplined expense management, loan growth and a focus on growing and retaining core deposits while controlling liability costs in a rising interest rate environment. The Company continued to build franchise value for our shareholders through solid earnings, stable asset quality, a strong capital position and an increased cash dividend. Our strategic priorities for the coming year are similar to our prior strategic initiatives, which are to continue to service our existing markets and continue to build our base in our new Connecticut markets.

Company Performance

For the fiscal year ended December 31, 2022:

•For the twelve months ended December 31, 2022, the Company reported net income of $25.9 million, or $1.18 per diluted share, compared to $23.7 million, or $1.02 per diluted share, for the twelve months ended December 31, 2021. Return on average assets and return on average equity were 1.02% and 11.85% for the twelve months ended December 31, 2022, respectively, compared to 0.96% and 10.64% for the twelve months ended December 31, 2021, respectively.

•At December 31, 2022, total assets were $2.6 billion, an increase of $14.7 million, or 0.6%, from December 31, 2021. During the twelve months ended December 31, 2022, cash and cash equivalents decreased $73.1 million, or 70.7%, to $30.3 million, investment securities decreased $45.1 million, or 10.5%, to $383.4 million and total loans increased $126.7 million, or 6.8%, to $2.0 billion.

•The Company maintained its focus on credit quality. Nonperforming assets to total assets was 0.22% at December 31, 2022, compared to 0.20% at December 31, 2021. The allowance for loan losses as a percentage of total loans was 1.00% at December 31, 2022, compared to 1.06% at December 31, 2021. At December 31, 2022, the allowance for loan losses as a percentage of nonperforming loans was 350.0%, compared to 398.6%, at December 31, 2021.

•At December 31, 2022, total deposits were $2.2 billion, a decrease of $27.5 million, or 1.2%, from December 31, 2021. Core deposits, which the Company defines as all deposits except time deposits, decreased $37.1 million, or 2.0%, from $1.9 billion, or 82.2% of total deposits, at December 31, 2021, to $1.8 billion, or 81.5% of total deposits at December 31, 2022. The loan-to-deposit ratio increased from 82.6% at December 31, 2021, to 89.3% at December 31, 2022.

•The Company’s book value per share was $10.27 at December 31, 2022, compared to $9.87 at December 31, 2021. As of December 31, 2022, the Company’s and the Bank’s regulatory capital ratios remain in compliance with regulatory “well-capitalized” requirements under federal banking regulations and internal target minimum levels.

•In 2022, the Company repurchased 720,975 shares and increased the quarterly dividend from $0.05 per share to $0.06 per share beginning in the first quarter of 2022.

Advisory Vote on NEO Compensation

At our Annual Meeting of shareholders held on May 11, 2022, we held an advisory vote on executive compensation. Although the vote was non-binding, the Committee has considered, and will continue to consider, the outcome of the vote when determining compensation policies and setting NEO compensation. Approximately 97% of the shares of our common stock that were voted on the proposal were voted for the approval of the compensation of the NEOs, as disclosed in our 2022 Proxy Statement.

The Committee will continue to consider the outcome of our Say-on-Pay proposal, regulatory changes and emerging best practices when making future recommendations regarding compensation for our executives.

Best Practices in Executive Compensation

The Company employs a number of practices that reflect our commitment to good compensation governance practices.

WHAT WE DO	WHAT WE DON’T DO
✓Use an independent compensation consultant to advise on executive compensation matters	✗Do not have compensation programs that encourage unnecessary and excessive risk taking
✓Design compensation programs to drive long-term performance	✗No income tax or excise tax gross-ups in our Change-in-Control programs
✓Incorporate an overriding performance condition in our performance metrics	✗No repricing stock options without shareholder approval and no backdating stock options
✓Consider peer group data when making executive compensation decisions	✗Do not permit short-selling of the Company's stock by executive officers
✓Set multi-year vesting periods for equity awards.	✗No reload or “evergreen” share replenishment features
✓Stock ownership guidelines	✗Do not provide guaranteed bonuses to our NEOs
✓Have a recoupment policy	✗Do not provide excessive severance arrangements
✓Maintain an independent Compensation Committee
✓Provide the NEO compensation opportunity in the form of incentive awards, aligning compensation with the Company's performance
✓Conduct an annual Say-on-Pay advisory vote and evaluate voting results

Our Decision-Making Process

Role of the Compensation Committee

The Compensation Committee is responsible for discharging the Board’s duties in executive compensation matters and for administering the Company’s incentive and equity-based plans. The Committee oversees the development and implementation of the total compensation program for our NEOs.

The Committee has the responsibility for establishing, implementing and continually monitoring adherence with our executive compensation philosophy.  The Committee ensures that the total compensation paid to executives is fair, reasonable and performance-based while aligning with shareholder interests.

Details on the Committee’s functions are more fully described in its charter, which has been approved by the Board and is available on our website.  To fulfill its charter and responsibilities, the Committee met throughout the year, meeting five times in 2022, and also may take action by written consent. The Chair of the Committee regularly reports on Committee actions at meetings of the Company’s Board, which actions are reviewed and approved by the Board.

The Committee reviews all compensation components for the Company’s Chief Executive Officer and other executive officers, including base salary, annual incentive awards, equity awards, benefits and other perquisites. In addition to reviewing competitive market values, the Committee examines the total compensation mix, pay-for-performance relationship, and how all elements, in aggregate, comprise the executive’s total compensation package. The Committee also reviews the employment contracts entered into with the Chief Executive Officer, the Chief Financial Officer and the Chief Lending Officer, as well as the Change in Control Agreements or any severance or employment agreements with other senior officers. The Committee and management closely review any accounting and tax (individual and corporate) consequences of the compensation plans prior to making changes to the plans.

The Committee reviews the Chief Executive Officer’s performance annually and makes decisions regarding the Chief Executive Officer’s compensation, including base salary, annual incentives and equity awards. Input and data from management and outside consultants and advisors are provided as a matter of practice and as requested by the Committee to provide external reference and perspective. While the Chief Executive Officer makes recommendations on other NEOs, the Committee is ultimately responsible for approving compensation for all NEOs. The Committee reviews its decisions with the full Board and obtains its approval on all actions.

The Committee has the sole authority and resources to obtain advice and assistance from internal or external legal, human resource, accounting or other advisors or consultants as it deems desirable or appropriate. The Committee has direct access to outside advisors and consultants throughout the year as they relate to executive compensation.  The Committee has direct access to, and meets periodically with, the compensation consultant independently of management, and ultimately the Board is responsible for all compensation decisions, upon the recommendation of the Compensation Committee.

Role of the Compensation Consultant

In 2022, the Compensation Committee engaged the consulting services of Pearl Meyer & Partners, LLC (“Pearl Meyer”) to provide independent advice and counsel related to executive and Board compensation. The Compensation Committee has also used the services of several law firms to ensure compensation plans and programs are properly administered, documented and meet legal and regulatory requirements.

The Compensation Committee considered the independence of Pearl Meyer and its outside legal advisors in light of SEC and NASDAQ rules for compensation committees and compensation consultants, legal counsel and other advisers.

Role of Management

Management provides information and input as requested by the Compensation Committee to facilitate decisions related to executive compensation. Members of management may be asked to provide input relating to potential changes in compensation programs for review by the Compensation Committee. The Compensation Committee occasionally requests members of management to be present at meetings where executive compensation and Company or individual performances are discussed and evaluated. Executives are free to provide insight, suggestions or recommendations regarding executive compensation. However, only Compensation Committee members are allowed to vote on decisions regarding executive compensation.

In 2022, Christine Phillips, the Company’s Senior Vice President and Director of Human Resources, served as management’s liaison to the Compensation Committee. Mrs. Phillips assisted in the administration of executive compensation programs, prepared Compensation Committee and Board meeting materials, worked with consultants and legal counsel engaged by the Compensation Committee and performed work as requested, including the preparation of peer analyses, based on a peer group selected by the Compensation Committee. Guida R. Sajdak, the Company’s Chief Financial Officer, provided the Compensation Committee with periodic updates of the Company’s financial performance measures under the short- and long-term incentive compensation programs. James C. Hagan, the Company’s Chief Executive Officer and President, made recommendations with respect to base salary, annual incentive awards and equity compensation for executive officers who report to him. Mr. Hagan was not present at any Compensation Committee meetings in which his own compensation was discussed or voted upon.

Although executives may provide insight, suggestions or recommendations regarding executive compensation, they are not present during the Compensation Committee’s deliberations or vote. Only Compensation Committee members vote on decisions regarding executive compensation. The Compensation Committee periodically meets in executive session without management present.

Compensation Philosophy

Our compensation philosophy is to align the interest of the NEOs with the interest of its shareholders and to provide competitive compensation that rewards executives for performance and management of risk. The Company’s executive compensation program is reviewed on an annual basis to ensure the program remains in alignment with the Company’s compensation philosophy and business objectives and also reflects emerging best practices. The Compensation Committee continues to subscribe to the philosophy that the most effective compensation program is one that is designed to attract and retain qualified and experienced executive officers and is reasonable, competitive and aligned with the Company’s pay for performance philosophy while maximizing performance for the benefit of the Company’s shareholders.

The Compensation Committee believes that an effective program is one component of the overall management of the Company and that it helps to support and promote a culture that recognizes and rewards the individuals, behaviors and results that the Company and shareholders value. The Company’s compensation philosophy is one that recognizes the importance of individual achievements and strives to reward these behaviors while also emphasizing overall corporate achievement and also being fair and competitive.

Compensation Components

In support of our executive compensation philosophy and objectives, our executive compensation program consists of the following three key components: base salary, short-term annual incentive awards (cash component) and long-incentive incentive awards (equity component).

The Committee reviews the various elements of executive compensation provided by the Company with a view toward aligning executive interests with those of the Company’s shareholders and the long-term interests of the Company. The Committee determines the allocation of compensation by reviewing data from the Company’s Proxy Peer Group (described below), as well as using salary surveys and review of industry trends.

The elements of the Company’s NEO compensation program include the following:

Compensation Element	Description or Purpose	Fixed/ Performance-Based	Short-Term or Long-term
Base Salary	Attract and retain executives	Fixed	Short-term
Short-Term Incentive Plan (Cash component)	Drives performance achievement and creates shareholder value	Performance-based	Short-term
Long-Term Incentive Plan (Equity component)	Aligns interests with shareholders and serves as a retention tool through multi-year vesting	Performance-based	Long-term

We also provide modest levels of perquisites, described later, to our NEOs and participation in other benefit programs that are generally available to the Company’s broader workforce on the same basis as other employees (e.g., health care, disability, life insurance and a defined contribution plan). See “Summary Compensation Table” on page 31 for additional information on these perquisites and benefits.

The Committee maintains a flexible policy for the allocation of compensation components. Allocations of compensation among the various components are intended to align compensation with achievement of short- and long-term performance goals and appropriate risk management while remaining competitive in comparison to the Company’s peer group.

Base Salary

Base salary recognizes and compensates for competencies, experience and knowledge that we believe our NEOs must possess. Base salary is determined by individual factors, such as the executive’s role in the organization, scope and complexity of responsibility of the position, the market value of his or her job, the level of an individual’s expertise in the role and his or her performance in the position. In determining base salary, the Committee also considers the level of achievement of corporate strategic and operational objectives established by the Committee. The Committee also utilizes the compensation surveys and the Proxy Peer Group data as sources of information in determining base salary for Messrs. Hagan and Miles and Mrs. Sajdak.

In early 2022, performance evaluations of the executive officers were completed with respect to their 2021 performance. The Committee approved base salary increases for all executive officers, which were derived from the evaluation of their individual performance.

The Committee approved the following base salaries for the Company’s NEOs:

Name	Title	2021 Base Salary ($)	2022 Base Salary ($)	Increase (%)
James C. Hagan	President and Chief Executive Officer	588,691	640,705	8.8
Allen J. Miles, III	Executive Vice President and Chief Lending Officer	315,810	334,526	5.9
Guida R. Sajdak	Executive Vice President and Chief Financial Officer	281,934	298,850	6.0

2022 Short-Term Incentive Plan

The Company’s Short-Term Incentive Plan (the “STI Plan”) is a short-term (annual) cash incentive compensation plan intended to reward performance of key employees, including the NEOs. The STI Plan is designed to motivate employees to attain desired short-term objectives and to encourage teamwork and collaboration while aligning compensation with overall Company performance.

The STI Plan is a key element of the total compensation provided to the NEOs and allows the Company to remain competitive with the market by providing an opportunity for the NEOs to receive cash incentives. The design of the STI Plan is intended to ensure that benefits paid to NEOs and other officers are in alignment with both the Company’s strategic plan and the achievement of individual performance goals. The award opportunities are linked to specific target and range of performance results for multiple performance measures and are calculated as a percentage of base salary in effect on the last day of the calendar year during the relevant performance period, which runs from January 1st to December 31st. The Company typically makes payments in the first quarter immediately following the end of the annual performance period.

The Compensation Committee sets and approves award targets as a percentage of base salary. The incentive pool funding ranges from 0% - 150% of target based on actual performance. The maximum award for any participant, in consideration of corporate and individual performance, is capped at 150% of target.

Each year, in the first quarter, the Compensation Committee sets specific incentive metrics and goals that align with the Company’s strategic plan. The Compensation Committee sets threshold, target and stretch goals for each incentive metric. Target performance goals are expected to have some stretch and not be “guaranteed.” Threshold performance goals are intended to reward solid performance but at reduced payout levels. Stretch performance goals are expected to represent strong performance that is unlikely, but possible, if the Company exceeds its goals.

The Compensation Committee approves the NEOs’ goals and awards. The Compensation Committee can modify the goals at its discretion and approves the final goals at the beginning of each year. Once the performance goals and pool funding are known, individual performance is assessed to determine and allocate the actual awards from the amount that has been funded to the pool. The Compensation Committee determines awards in consideration of individual performance, but with the discretion to consider other factors such as (i) Company performance shortfalls, (ii) regulatory and safety and soundness concerns and/or (iii) risk management considerations.

For 2022, the individual targets were defined as a percentage of base salary. Mr. Hagan’s target was 45% of base salary and Mr. Miles’ and Mrs. Sajdak’s targets were each 30% of base salary. The STI Plan targets were unchanged from the prior year. Similarly, all NEOs had the same four Company performance goals and weightings described in the table below. The Committee, working with management and Pearl Meyer, established and approved the Company’s 2022 performance metrics within the STI Plan.

Company Performance Component (75% of annual incentive award)

On February 16, 2022, the Compensation Committee established and approved performance goals and awards to determine the pool available for payout of incentive compensation. The Compensation Committee also established a minimum trigger or gate level of performance, which is defined as (i) 70% of budgeted net income and (ii) the Bank receiving satisfactory regulatory ratings from its regulatory examiner.

The Committee worked with Pearl Meyer to design the 2022 STI Plan framework. The Compensation Committee determined that the four corporate performance goals listed below reflect a broad measurement of corporate performance, including bottom-line profitability, top line revenue objectives and safety and soundness. The assessment of corporate goals was based on the reported financial results of the Company. Financial results are subject to adjustment at the discretion of the Compensation Committee and may exclude the impact of one-time extraordinary gains or losses, which may have the effect of either increasing or decreasing calculated payouts under the STI Plan.

Once the minimum trigger is achieved, the incentive pool funding is determined based on Company performance compared against four performance goals. After reviewing the performance metrics under the STI Plan, the Compensation Committee did not make any changes to the 2022 performance metrics.

The table below outlines the 2022 performance objectives and corporate performance results under the STI Plan:

Goals and Weighting		Performance Goals			Actual
Company Goals (75%)	Goal Weight	Threshold	Target	Stretch	Actual Performance	% of Target
Net Interest Margin, on a Tax-Equivalent Basis	20%	2.75%	3.07%	3.68%	3.33%	121%
Expense Ratio	20%	2.45%	2.20%	1.95%	2.24%	92%
Pre-Tax, Pre-Provision Income ($000s)	20%	$21,764	$27,205	$32,646	$35,329	150%
Non-Performing Loans to Total Loans	15%	1.00	0.75%	0.50%	0.29%	150%

The considerations in setting the 2022 corporate targets and evaluating performance are shown below.

Net Interest Margin (NIM), on a Tax-Equivalent Basis

NIM, on a tax-equivalent basis, represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets. The target NIM, on a tax-equivalent basis, for 2022 was established at 3.07%, which was a decrease of nine basis points from the 2021 actual results of 3.16%. During 2022, the Federal Reserve increased interest rates 425 basis points as an attempt to fight the highest inflation in 40+ years. Management developed strategies to manage the balance sheet to offset the impact of the rapidly changing interest rate environment and protect the net interest margin. The NIM, on a tax-equivalent basis, was 3.33% and exceeded target of 3.07%. Using interpolation, a payout factor of 121% was established for this metric.

Expense Ratio

The expense ratio is defined as expenses over average assets. The expense ratio target was established at 2.20% in 2022, compared to actual results from 2021 of 2.22%. The actual performance of 2.24% did not meet target of 2.20%. Management earned 92% of the targeted payout for this measure.

Pre-Tax, Pre-Provision Income (PTPPI)

PTPPI is defined as income before provision for loan losses and income tax provision. In order to focus on the earnings of the Company and to remove the uncertainty of the provision for loan losses and income tax provision, the Company measures PTPPI. The target for this metric for 2022 was set at $27.2 million, compared to the 2021 actual of $30.8 million, which included $6.8 million in interest and fee income from the Paycheck Protection Program. The actual result for 2022 was $35.3 million, which outperformed the stretch metric of $32.6 million. Management earned 150% of the targeted payout for this measure.

Non-Performing Loans to Total Loans (NPL)

The NPL goal measures the level of non-performing loans to total loans. The target for this metric was set at 0.75% for 2022. In addition, the metric was used to mitigate any unintended results of utilizing the PTPPI metric. If the provision, which was excluded from the PTPPI metric, was elevated due to loan growth, this NPL metric would remain at acceptable levels. If the provision was elevated due to asset quality issues in the portfolio, the NPL would negatively exceed the target and reduce the overall payout. The actual result for 2022 was 0.29%, compared to 0.27% in 2021, which represented ongoing strong asset management. Management earned 150% of the targeted payout for this measure.

Individual Performance Component (25% of annual incentive awards)

In addition to the corporate performance component, each 2022 STI award was determined based on individual performance. The individual component for each NEO, with the exception of Mr. Hagan, was assessed by Mr. Hagan based on each NEO’s annual performance evaluation and was reviewed and approved by the Compensation Committee. The review of Mr. Hagan’s individual component was based on the Compensation Committee’s and the full Board’s performance evaluation of Mr. Hagan.

Multiple factors were considered in this assessment, including but not limited to:

•Overall corporate performance;

•Progress on key strategic initiatives;

•Regulatory relationships and evaluations;

•The performance of each individual’s business line or department; and

•Extraordinary unplanned accomplishments outside of the planned annual goals but which significantly contributed to organizational success and increased shareholder value.

The table below details the STI Plan opportunities and awards earned and paid for each NEO for 2022:

	Annual Incentive Award Opportunity (Percent of Base Salary)			Annual Incentive Award Opportunity (Dollar Value)			2022 Payment
							Earned		Actual Payment
NEO	Threshold	Target	Stretch	Threshold ($)	Target ($)	Stretch ($)	($)	% of Target	($)
James C. Hagan	22.5%	45.0%	67.5%	145,071	290,141	435,212	382,408	132.6%	382,408
Allen J. Miles, III	15.0%	30.0%	45.0%	50,398	100,797	151,195	133,109	132.6%	133,109
Guida R. Sajdak	15.0%	30.0%	45.0%	40,678	81,356	122,033	118,914	132.6%	118,914

The Compensation Committee has the discretion to adjust any payouts to reflect the business environment and market conditions. After reviewing the Company’s performance, combined with its evaluation of the individual achievement of the NEOs, the Compensation Committee did not make any adjustments and authorized individual incentive payments for 2022 at 132.6% of target on January 18, 2023.

Long-Term Incentive Plan

The Company’s Long-Term Incentive Plan (the “LTI Plan”) is designed to provide key employees, including NEOs, with a reward opportunity that aligns the interests of the participants with those of the Company’s shareholders by focusing on the Company’s performance over a longer period of time and encouraging balance between growth and prudent risk-taking. The restricted stock awards, granted under the LTI Plan, have a retentive effect because they vest over a period of time, typically three years from the date of grant. Vesting of the restricted stock may be accelerated under certain circumstances, such as the executive’s death, disability or retirement, or if an executive’s employment is terminated in connection with a change in control of the Company.

The Compensation Committee sets and approves award targets as a percentage of base salary. The LTI Plan incentive pool funding ranges from 0% - 150% of target based on actual performance. The maximum award for any participant, in consideration of corporate and individual performance, is capped at 150% of target.

Each year, in the first quarter, the Compensation Committee determines, at its discretion, the terms of the LTI Plan, the timing of the awards, the recipients who may be granted awards and the form and the amount of awards. The Compensation Committee works with its compensation consultant, Pearl Meyer, to continue to improve upon the LTI Plan framework with the following objectives:

•Align executives with our shareholders by matching incentives with increases in shareholder value;

•Attract and retain talented executives to drive the Company’s success;

•Ensure sound risk management by providing a balanced view of performance and aligning rewards with the time horizon of risk;

•Position the Company’s total compensation to be competitive with the market for meeting performance goals; and

•Motivate and reward long-term sustained performance and avoid excessive risk taking.

Long-Term Incentive Plan Awards for 2019-2021 Performance Period

In 2019, the Compensation Committee selected Return on Average Equity (“ROAE”) as its long-term performance goal and assigned a 100% weight. The grants were made and awarded as 50% performance-based shares and 50% time-based shares. The overall long-term incentive compensation for all NEOs remained unchanged from prior years. Mr. Hagan’s target was 30% of his base salary and Mr. Miles’ and Mrs. Sajdak’s targets remained at 20% of their respective base salaries. Grants for the performance period provided for the possibility of awards at a threshold, target and stretch level based on the Company’s performance.

The framework for establishing specific goals for the 2019 long-term incentive grant was similar to previous years. The goals were based on the Company’s business strategic plan at the end of 2018. The goals motivated improved performance to align results to shareholders’ expectations.

The performance goals and actual outcomes for the period are set forth below:

Performance Goal
Performance Period	Threshold	Target	Stretch	Actual
2019	5.75%	6.13%	7.00%	5.79%
2020	6.00%	6.75%	7.75%	4.86%
2021	6.25%	7.00%	8.00%	10.64%

As of December 31, 2021, the three-year performance period for the 2019 LTI Plan ended. Of the 40,003 performance-based shares granted in 2019 eligible to vest, 60,009 performance-based shares vested and were issued to eligible recipients. Of the total 60,009 performance-based shares that vested, Mr. Hagan earned 11,690 shares; Mr. Miles earned 4,413 shares and Mrs. Sajdak earned 3,906 shares.

2019 Performance Measure. The actual ROAE results for 2019 were 5.79%, and management obtained 94.5% of target.

2020 Performance Measure. The actual ROAE results for 2020 were 4.86%, and management missed the threshold of 6.00%. The 2020 shares within the 2019 LTI Plan were added to the “catch-up” provision. The 2020 Plan year included $7.8 million in provision for loan losses related to the uncertainty of the COVID-19 Global Pandemic.

2021 Performance Measure. The actual ROAE results for 2021 was 10.64%, and management exceeded stretch of 8.00%. In 2021, the provision for loan losses decreased from $7.8 million in 2021 to a credit for loan losses of $925,000.

The 2019 Plan included a “catch-up” provision which allows unearned performance-based restricted shares from the first and second performance periods to be earned at the end of the three year period based on final year performance. Therefore, the 2019 Plan paid out the performance-based shares at the stretch level of 150%.

Long-Term Incentive Plan Awards for 2020-2022 Performance Period

In 2020, the Compensation Committee selected ROAE and the Three-Year Cumulative Diluted Earnings per Share (“EPS”) as its long-term performance goals. The Committee believes that these measures are appropriate to evaluate performance over a three-year period. Each of these two measures were independently assigned a 50% weight for determining future performance against goals. The actual number of performance shares that vest was determined at the end of the three-year period, based upon the Company’s performance against the three-year goals and alignment to shareholder value. The grants were made and awarded as 50% performance-based shares and 50% time-based shares. The overall long-term incentive compensation for all NEOs remained unchanged from prior years. Mr. Hagan’s target was 30% of his base salary and Mr. Miles’ and Mrs. Sajdak’s targets remained at 20% of their respective base salaries. Grants for the performance period provided for the possibility of awards at a threshold, target and stretch level based on the Company’s performance.

For each performance-based goal, achieving threshold performance pays at 50% of target value and achieving stretch performance pays at 150% of target value. To the extent earned at the end of the performance period, performance shares will be paid in the form of vested shares of common stock at a date determined by the Compensation Committee within seventy-five (75) days following the end of the performance period. The goals were based on the Company’s business strategic plan at the end of 2019. The goals motivated improved performance to align results to shareholders’ expectations.

The performance goals and weighting for the period are set forth below:

Goal	Weight	Threshold	Target	Stretch
Return on Equity	50%
2020		5.00%	5.48%	6.00%
2021		5.62%	6.24%	6.86%
2022		6.29%	6.99%	7.69%

Three-Year Cumulative EPS	50%	$1.50	$1.65	$1.80

As of December 31, 2022, the three-year performance period for the 2020 LTI Plan ended. The 2020 LTI Plan included a “catch-up” provision allowing unearned performance-based shares from the 2020 and 2021 performance periods to be earned at the end of the three-year period based on the final year performance. Of the 50,156 performance-based shares granted in 2020 based on achieving target, 59,268 performance-based shares vested and were issued to eligible recipients based on achieving stretch. Of the total 59,268 performance-based shares that vested, Mr. Hagan earned 13,539 shares; Mr. Miles earned 4,970 shares and Mrs. Sajdak earned 4,398 shares.

Long-Term Incentive Plan Awards for 2021-2023 Performance Period

In 2021, the Compensation Committee selected ROAE and EPS as its long-term performance goals. The Committee believes that these measures are appropriate to evaluate performance over a three-year period. Each of these two measures were independently assigned a 50% weight for determining future performance against goals. The actual number of performance shares that vest will be determined at the end of the three-year period, depending upon the Company’s performance against the three-year goals and alignment to shareholder value. The grants were made and awarded as 50% performance-based shares and 50% time-based shares. The overall long-term incentive compensation for all NEOs remained unchanged from prior years. Mr. Hagan’s target was 30% of his base salary and Mr. Miles’ and Mrs. Sajdak’s targets remained at 20% of their respective base salaries. Grants for the performance period provided for the possibility of awards at a threshold, target and stretch level based on the Company’s performance.

LTI Plan grants with respect to the 2021-2023 performance period have not yet been earned. For each performance-based goal, achieving threshold performance pays at 50% of target value, and achieving stretch performance pays at 150% of target value. The 2021 Plan includes a “catch-up” provision which allows unearned performance-based restricted shares from the first and second performance periods to be earned at the end of the three year period based on final year performance.

To the extent earned at the end of the performance period, performance shares will be paid in the form of vested shares of common stock at a date determined by the Compensation Committee within seventy-five (75) days following the end of the performance period.

The framework for establishing specific goals for the 2021 long-term incentive grant was similar to previous years. The goals were based on the Company’s business strategic plan at the end of 2020. The goals motivated improved performance to align results to shareholders’ expectations.

The performance goals and weighting for the period are set forth below:

Goal	Weight	Threshold	Target	Stretch
Return on Equity	50%
2021		5.63%	6.25%	7.50%
2022		5.85%	6.50%	7.80%
2023		6.08%	6.75%	8.10%
Three-Year cumulative EPS	50%	$1.58	$1.97	$2.36

Long-Term Incentive Plan Awards for 2022-2024 Performance Period

In 2022, the Compensation Committee selected ROAE and EPS. The Committee believes that these measures are appropriate to evaluate performance over a three-year period. Each of these two measures were independently assigned a 50% weight for determining future performance against goals. The actual number of performance shares that vest will be determined at the end of the three-year period, depending upon the Company’s performance against the three-year goals and alignment to shareholder value. The grants were made and awarded as 50% performance-based shares and 50% time-based shares. Mr. Hagan’s target was increased to 35% of his base salary, and Mr. Miles’ and Mrs. Sajdak’s targets remained at 20% of their respective base salaries. Grants for the performance period provided for the possibility of awards at a threshold, target and stretch level based on the Company’s performance.

LTI Plan grants with respect to the 2022-2024 performance period have not yet been earned. For each performance-based goal, achieving threshold performance pays at 50% of target value, and achieving stretch performance pays at 150% of target value. The 2022 Plan includes a “catch-up” provision which allows unearned performance-based restricted shares from the first and second performance periods to be earned at the end of the three year period based on final year performance. To the extent earned at the end of the performance period, performance shares will be paid in the form of vested shares of common stock at a date determined by the Compensation Committee within seventy-five (75) days following the end of the performance period.

The framework for establishing specific goals for the 2022 long-term incentive grant was similar to previous years. The goals were based on the Company’s business strategic plan at the end of 2021. The goals motivated improved performance to align results to shareholders’ expectations.

The performance goals and weighting for the period are set forth below:

Goal	Weight	Threshold	Target	Stretch
Return on Equity	50%
2022		7.79%	8.20%	8.61%
2023		7.93%	8.35%	8.77%
2024		8.03%	8.45%	8.87%
Three-Year cumulative EPS	50%	$2.35	$2.61	$2.85

The table below outlines the awards value and the number of shares granted to each Named Executive Officer in 2022:

	2022 Equity Award (Performance-Based Shares) #	2022 Equity Award (Time-Based Shares) #	2022 Grant Date Fair Value $
James C. Hagan	12,386	12,386	225,673
Allen J. Miles, III	3,688	3,688	67,195
Guida R. Sajdak	3,295	3,295	60,035

Clawback Policy

Under the LTI and STI Plans, if the Board or an appropriate Board committee has determined that any fraud or intentional misconduct by one or more executive officers caused, directly or indirectly, the Company to restate its financial statements, the Board or Committee may require reimbursement of any bonus or incentive compensation awarded to such officers and/or effect the cancellation of awards. This policy operates in addition to any (a) recoupment provisions contained in the terms of other compensation awards or programs and (b) recoupment requirements imposed under applicable laws. We intend to review our current Clawback Policy and plan to update it, as appropriate, in accordance with the SEC’s recently adopted rules and the related NASDAQ listing standards.

Stock Ownership Guidelines

We maintain stock ownership guidelines for our NEOs. These guidelines were established to promote a long-term perspective in managing the Company and to align the interests of our shareholders and NEOs. The stock ownership goal for each of these individuals is a multiple of 1x base salary. The guidelines provide the NEOs five years to comply. As of December 31, 2022, all NEOs were in compliance with the stock ownership guidelines. Information about stock ownership guidelines for our non-employee directors can be found in “Director Compensation” of this Proxy Statement.

Other Benefits

Qualified Retirement Plans

Westfield Bank Pension Plan. The Company sponsors a tax-qualified, non-contributory defined benefit pension plan, the Westfield Bank Pension Plan, (the “Pension Plan”) covering substantially all employees hired before September 30, 2016, including Mr. Hagan and Mr. Miles. The plan was frozen to new employees hired after that date. On October 31, 2022, the Board of Director’s previously approved termination of the Pension Plan became effective, subject to regulatory approvals. Once the Company has received regulatory approval to terminate the Pension Plan, the Company, if necessary, will make an additional cash contribution likely during the second quarter of 2023 in order to fully fund the Pension Plan on a plan termination basis, followed by the purchase of annuity contracts to transfer its remaining liabilities under the Pension Plan, for those participants who do not opt for a one-time lump sum payment. The actual amount of this cash contribution, if any, will depend upon the nature and timing of participant settlements, as well as prevailing market conditions.

401(k) Plan. The Company also maintains a tax-qualified defined contribution plan (the “Profit Sharing Plan” or “401(k) Plan”) that provides for deferral of federal and state income taxes on employee contributions allowed under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). Participants may make pre-tax salary deferrals to the plan not to exceed $20,500 (which was the 2022 limit; the limit is adjusted annually for IRS-announced cost-of-living increases). If a participant is over the age of 50, they may contribute an additional $6,500 to the 401(k) Plan. In addition to salary deferrals, in 2022, the Company matched up to 50% of the first 6% of the participant’s eligible compensation (for a total maximum employer matching contribution of 3% of a participant’s eligible compensation).

Effective January 1, 2023, the Company converted to a Safe Harbor 401(k) Plan. In addition to salary deferrals, in 2023, the Company will match up to 100% of the first 4% of the participant’s eligible compensation (for a total maximum employer matching contribution of 4% of a participant’s eligible compensation). In addition, on an annual basis, the Company may make a discretionary profit share contribution to each participant.

Employee Stock Ownership Plan. In addition to the Pension Plan and the 401(k) Plan, the Company maintains an employee stock ownership plan (“ESOP”). The ESOP is a tax-qualified defined contribution plan in which our employees, including our Named Executive Officers, are eligible to participate when they reach the age of 21 and have completed 1,000 hours of service in the previous 12-month period. In general, pursuant to the terms of the ESOP, the Company contributes funds to the ESOP trust fund, and the contributed funds are allocated among all the participants’ accounts according to their relative levels of compensation (subject to IRS limits).

Perquisites

The Committee supports providing benefits and perquisites to the NEOs that are substantially the same as those offered to officers of comparative financial institutions, which we believe are reasonable, competitive and consistent with our overall compensation program. In addition, we may also make available to certain NEOs the use of a Company automobile, as was the case in 2022 for the NEOs.

Employment Agreements and Change of Control Agreements

The Committee believes that our continued success depends, to a significant degree, on the skills and competence of certain senior officers. The employment agreements are intended to ensure that we continue to maintain and retain experienced senior management. We currently have employment agreements with our President and Chief Executive Officer, Mr. Hagan; our Executive Vice President and Chief Lending Officer, Mr. Miles and our Executive Vice President and Chief Financial Officer, Mrs. Sajdak, in order to retain such executives. The employment agreements of Messrs. Hagan and Miles and Mrs. Sajdak provide for an initial three-year term subject to separate one-year extensions as approved by the Board at the end of each applicable fiscal year with minimum annual salaries, discretionary cash bonuses and other fringe benefits.

The employment agreements also provide uninsured death and disability benefits, as well as protection for the executives in the event the Company experiences a change in ownership or control. If the Company experiences a change in ownership, a change in effective ownership or control, or a change in the ownership of a substantial portion of the Company’s assets, as contemplated by Section 280G of the Code, a portion of any severance payments under the employment agreements might constitute an “excess parachute payment” under current federal tax laws. Any excess parachute payment would be subject to a federal excise tax payable by the executive and would be non-deductible by the Company for federal income tax purposes. The employment agreements do not provide a tax indemnity.

Benchmarking Data and Use of Compensation Consultants

The Compensation Committee believes that utilization of appropriate benchmarks for compensation analyses is an effective method for evaluating executive and director compensation. Accordingly, approximately every three years, the Compensation Committee engages the compensation consultant to conduct market competitive reviews, which, generally include an assessment of compensation compared to market (e.g., industry-specific surveys and proxy peer group, where applicable), recommendations for total compensation opportunity guidelines (e.g., base salary, annual and long-term incentive targets) and a high-level assessment of performance relative to peers. The Compensation Committee uses this information to determine appropriate salary and incentive levels for executive officers and directors.

The competitive review was conducted in 2021 for reference with 2022 to 2024 pay decisions. This peer group was selected in December 2021 and included financial institutions of generally similar asset size and regional location. At that time, the Company was positioned approximately at the median of the peer group in terms of total assets, with asset size ranging from $1.8 billion to $5.3 billion. All banks were publicly-traded financial institutions located within the Northeast. The peer group used in the report presented for consideration of 2022 compensation decisions consisted of the following institutions:

Compensation Peer Group(1)
Financial Institutions, Inc.	Peoples Financial Services Corp.	Bankwell Financial Group, Inc.
CNB Financial Corporation	Hingham Institution for Savings	Codorus Valley Bancorp, Inc.
Enterprise Bancorp, Inc.	Orrstown Financial Services, Inc.	Evans Bancorp, Inc.
Cambridge Bancorp	ACNB Corporation	Norwood Financial Corp.
Arrow Financial Corporation	The First Bancorp, Inc.	Penns Woods Bancorp, Inc.
Bar Harbor Bankshares	Chemung Financial Corporation	ESSA Bancorp, Inc.
Mid Penn Bancorp, Inc.	Citizens & Northern Corporation

(1)Peer group listed in order of asset size from largest to smallest.

It is expected that Pearl Meyer will continue to support the Compensation Committee in its 2023 executive compensation actions.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation awarded to or earned by our NEOs for service during each of the last three completed fiscal years, as applicable:

	Year	Salary(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
James C. Hagan President and Chief Executive Officer	2022	640,705	225,673	382,408	—	75,591	1,324,377
	2021	588,691	177,625	229,133	147,991	67,498	1,210,938
	2020	545,084	268,215	191,700	239,345	42,712	1,287,056
Allen J. Miles, III EVP and Chief Lending Officer	2022	334,526	67,195	133,109	—	26,092	560,922
	2021	315,810	63,401	81,947	190,414	19,475	671,047
	2020	300,771	60,372	70,400	267,863	16,101	715,507
Guida R. Sajdak EVP Chief Financial Officer and Treasurer	2022	298,850	60,035	118,914	—	25,321	503,120
	2021	281,934	56,629	73,157	—	20,860	432,580
	2020	266,161	97,904	62,300	—	18,421	444,786

(1)The figures shown for salary represent amounts earned for the fiscal year, whether or not actually paid during such year.

(2)Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 with respect to restricted stock awards granted to our NEOs. For more information concerning the assumptions used for these calculations, please refer to the notes to the financial statements contained in the 2022 Annual Report on Form 10-K. The stock award column does not include the value of dividends paid on unvested restricted stock, which are included in the Summary Compensation Table under the caption “All Other Compensation.”

(3)Amounts shown in this column reflect cash awards earned under the STI Plan, whether or not paid. For the 2020 year, however, due to the COVID-19 pandemic and the impact it had on our community, borrowers and employees, each of the NEOs unilaterally reduced their approved cash payouts under the STI Plan. In 2020, Mr. Hagan earned $191,700 but reduced his payout by 31% to $131,570, and Mrs. Sajdak and Mr. Miles earned $62,300 and $70,400, respectfully, and decreased their payouts by 27% each to $45,412 and $51,312, respectively. Amounts payable under the STI Plan were paid in February of the following calendar year.

(4)Amounts in this column represent the increase (if any) for each respective year in the present value of the individual’s accrued benefit (whether or not vested) under each tax-qualified and non-qualified actuarial or defined benefit plan calculated by comparing the present value of each individual’s accrued benefit under each such plan in accordance with FASB ASC Topic 715, Retirement Benefits, as of the plan’s measurement date in such year to the present value of the individual’s accrued benefit as of the plan’s measurement date in the prior fiscal year. With respect to Mr. Hagan and Mr. Miles, this column includes the aggregate change in the accumulated benefits under the Pension Plan. For 2022, the aggregate change in actuarial present value of accumulated benefits for Mr. Hagan was a decrease of $497,169. For 2022, the aggregate change in actuarial present value of accumulated benefits for Mr. Miles was a decrease of $473,536. However, applicable SEC rules do not permit the Company to report a negative number in this column; therefore, these amounts are not included in the Summary Compensation Table under the caption “Change in Pension Value and Nonqualified Deferred Compensation Earnings” for 2022. Mrs. Sajdak does not participate in the Pension Plan.

(5)Amounts in this column for the year 2022 are set forth in the table below and include life insurance premiums, 401(k) Plan matching contributions, ESOP contributions, dividends on unvested restricted stock and contributions under the Benefit Restoration Plan. The NEOs participate in certain group life, health, disability insurance and medical reimbursement plans, not disclosed in the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms and operation. In addition, we provide certain non-cash perquisites and personal benefits to each NEO that do not exceed $10,000 in the aggregate for any individual and are not included in the reported figures.

	Life Insurance Premiums ($)	401(k) Matching Contributions ($)	ESOP Contributions ($)	Dividends on Unvested Restricted Stock ($)	Contributions under the Benefit Restoration Plan ($)	Total ($)
James C. Hagan	18,070	8,125	12,858	11,795	24,743	75,591
Allen J. Miles, III	—	9,002	12,858	4,232	—	26,092
Guida R. Sajdak	—	8,966	12,599	3,756	—	25,321

Compensation Actually Paid

As required by Item 402(v) of Regulation S-K, the information below reflects the relationship between executive compensation actually paid by us (“CAP”) to our CEO, as principal executive officer, and other non-CEO NEOs (“Other NEOs”) and our financial performance for the years ended December 31, 2022, and 2021. The disclosure included in this section is required by SEC rules and does not necessarily align with how the Company or the Compensation Committee views the link between the Company’s performance and the compensation of its NEOs.

The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years presented. For a discussion of how the Company views its executive compensation structure, including alignment with Company performance, see “Compensation Discussion and Analysis” beginning on page 21 of this Proxy Statement.

The following table sets forth information regarding actual compensation paid to our CEO and Other NEOs for service during each of the last two completed fiscal years, as applicable.

Year (a)(1)	Summary Compensation Total for CEO ($) (b)(2)(3)	Compensation Actually Paid to CEO ($) (c)(2)(4)	Average Summary Compensation Total for Other NEOs ($) (d)(2)(5)	Average Compensation Actually paid to Other NEOs ($) (e)(2)(4)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return ($) (f)(6)	Net Income ($) (g)(7)
2022	1,324,377	1,358,362	532,021	573,050	144.48	25,887,000
2021	1,210,938	1,093,348	551,814	502,203	130.18	23,699,000

(1)As a smaller reporting company, the Company is required to provide information for the prior two completed fiscal years.

(2)For all years presented our CEO was James C. Hagan and our Other NEOs consisted of Allen J. Miles, III and Guida R. Sajdak.

(3)Column (b) shows the amount for the CEO included in the Summary Compensation Table.

(4)Columns (c) and (e) show the total compensation paid to the Company’s CEO and average compensation paid to the Other NEOs, respectively, for the applicable years adjusted by changes in equity award values and change in pension value, if any. The following table sets forth the adjustments made to the amounts disclosed in columns (c) and (e) reflect to arrive at compensation “actually paid” to our CEO and Other NEOs during each of the years disclosed:

Adjustments to Determine Compensation “Actually Paid” for CEO and Other NEOs	2022		2021
	CEO ($)	Other NEOs ($)	CEO ($)	Other NEOs ($)
Summary Compensation Total Compensation	1,324,377	532,021	1,210,938	551,814
Adjustments to Determine Compensation “Actually Paid” for CEO and Other NEOs
Deduction for Amounts Reported under the “Stock Awards” Column in the Summary Compensation Table	(225,673)	(63,615)	(177,625)	(60,015)
Increase for fair value of awards granted during the year that remain unvested as of year-end	195,680	55,161	155,788	52,639
Increase for fair value of awards granted during the year that vested during year	38,663	10,898	30,782	10,398
Increase for change in fair value from prior year-end to current year-end of awards granted prior to year that were outstanding and unvested as of year-end	16,308	5,562	37,078	12,971
Increase for change in fair value from prior year-end to vesting date of awards granted prior to year that vested during the year	9,007	3,140	13,316	4,685
Decrease for change in fair value from prior year to vesting date of awards granted prior to year that were forfeited during the year	—	-	(28,938)	(10,301)
Deduction for Amounts Reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column in the Summary Compensation Table	—	-	(147,991)	(95,207)
Service cost for CEO and Other NEOs with accumulated benefit under all defined benefit pension plans	—	29,883	—	35,219
Total Adjustments to Summary Compensation	33,985	41,029	(117,590)	(49,611)
Total Compensation Actually Paid	1,358,362	573,050	1,093,348	502,203

(5)Column (d) shows the average amount of the total compensation shown in the Summary Compensation Table for the Other NEOs for the applicable years.

(6)The calculation for each year is based on a fixed investment of $100 from the market close on the last trading day before the earliest year in the PVP table through the end of each applicable year in the table, assuming reinvestment of dividends. The calculation will begin at December 31, 2020, and, in the first year, extend through December 31, 2022.

(7)Column (g) provides the Company’s Net Income for each year.

As shown in the following chart, the Company’s net income increased $2.2 million, or 9%, while the CEO and Other NEOs’ CAP increased 24% and 14%, respectively. This is due in large part to the emphasis the Company places on short-term and long-term equity incentives, which are tied to the Company’s financial performance. The Company does not use net income to determine compensation levels or incentive plan payouts.

As shown in the following chart, the Company’s TSR increased 14%, or 11% year-over-year, while the CEO and Other NEOs’ CAP increased 24% and 14%, respectively. This is due primarily to the Company’s use of short-term and long-term equity incentives, which are tied directly to the Company’s financial performance. The Company does not use TSR to determine compensation levels or incentive plan payouts.

CEO Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing this disclosure regarding the relationship of the annual total compensation of the individual identified as the median paid employee of our Company and the annual total compensation of James C. Hagan, our President and Chief Executive Officer.

The individual identified as the median-compensated employee was determined using a census of all employees as of December 31, 2022, which totaled 350 employees, excluding the CEO. In order to identify the median compensated employee, we included compensation reported in Box 5 of Form W-2 for the full year of 2022, annualizing pay for those full-time and part-time employees who were hired during 2022.

The annual total compensation for the median employee was calculated using the same methodology shown for the CEO in the “Summary Compensation Table” on page 31.

Based on this methodology, the annual total compensation of the CEO for 2022 was $1,324,377 and the annual total compensation of the employee identified at median for 2022 was $50,555. The ratio of these amounts was 26 to 1. This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above.

Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Outstanding Equity Awards at Fiscal Year End

The following table provides information about outstanding equity awards under the Company’s equity compensation plans at December 31, 2022, whether granted in 2022 or earlier. The NEOs did not have any outstanding stock option awards.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
James C. Hagan	02/25/2020	—	—	13,541	128,098
	05/20/2021	3,621	34,255	10,649	100,740
	03/02/2022	8,299	78,509	12,386	117,172
Allen J. Miles, III	02/25/2020	—	—	4,971	47,026
	05/20/2021	1,293	12,232	3,801	35,957
	03/02/2022	2,471	23,376	3,688	34,888
Guida R. Sajdak	02/25/2020	—	—	4,400	41,624
	05/20/2021	1,155	10,926	3,395	32,117
	03/02/2022	2,208	20,888	3,295	31,171

(1)The market values of these shares are based on the closing market price of the Company’s common stock on the NASDAQ Stock Market of $9.46 on December 31, 2022.

(2)Shares granted on February 25, 2020, were under the Company’s LTI Plan, are time-based and vest ratably over a three-year period beginning December 31, 2020. Shares granted on May 20, 2021, were under the Company’s LTI Plan, are time-based and vest ratably over a three-year period beginning December 31, 2021. Shares granted on March 2, 2022, were under the Company’s LTI Plan, are time-based and vest ratably over a three-year period beginning December 31, 2022.

(3)Shares granted on February 25, 2020, were under the Company’s LTI Plan, are performance-based and are subject to the achievement of annual 2020 LTI performance metrics before vesting is realized after a three-year period. Shares granted on May 20, 2021, were under the Company’s LTI Plan, are performance-based and are subject to the achievement of annual 2021 LTI performance metrics before vesting is realized after a three-year period. Shares granted on March 2, 2022, were under the Company’s LTI Plan, are performance-based and are subject to the achievement of annual 2022 LTI performance metrics before vesting is realized after a three-year period.

Option Exercises and Stock Vesting

The following table sets forth the options exercised and stock awards that vested for the NEOs during the last fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
James C. Hagan	—	—	22,299	207,208
Allen J. Miles, III	—	—	7,988	74,154
Guida R. Sajdak	36,375	86,573	7,090	65,821

(1)The figure shown for option awards was determined by multiplying the number of shares of the Company’s common stock to which the exercise of the option related by the difference between the per-share closing price of the Company’s common stock on the date of exercise and the exercise price of the options. The figure shown for stock awards includes the amount realized during the fiscal year upon the vesting of restricted stock, based on the closing sales price for a share of our common stock on the vesting date. Unvested restricted stock may not be transferred for value.

Pension Benefits

The Company, through the Bank, maintains the Westfield Bank Pension Plan, which is a defined benefit pension plan covering substantially all employees hired before September 30, 2016, including Messrs. Hagan and Miles. The Pension Plan was frozen to new entrants as of September 30, 2016. On October 31, 2022, the Board of Director’s previously approved termination of the Pension Plan became effective, subject to regulatory approvals. Once the Company has received regulatory approval to terminate the Pension Plan, the Company will make an additional cash contribution likely during the second quarter of 2023, if necessary, in order to fully fund the Pension Plan on a plan termination basis, followed by the purchase of annuity contracts to transfer its remaining liabilities under the Pension Plan, for those participants who do not opt for a one-time lump sum payment. The actual amount of this cash contribution, if any, will depend upon the nature and timing of participant settlements, as well as prevailing market conditions.

In general, participants in the Pension Plan who retire upon attaining the plan’s normal retirement age of 65 are entitled to a monthly payment equal to one-twelfth of the product of (a) the sum of (i) 0.90% of the participant’s “final average compensation” (generally, the participant’s average annual compensation during the five consecutive plan years in the last ten plan years of his or her employment with the Company affording the participant the highest average annual compensation), plus (ii) 0.55% of the participant’s average final compensation in excess of the average Social Security wage base for the 35-year period ending in the year in which the participant attains his or her Social Security retirement age multiplied by (b) the participant’s number of years of credited service (not in excess of 35 years).

All employees hired before September 30, 2016, who have completed one year of service, in which the employee worked a minimum of 1,000 hours, who attained 21 years of age and were enrolled in the Pension Plan prior to September 30, 2016, are eligible to participate in the Pension Plan. Participants became 100% vested in their accrued benefit after completion of five years of service. Service prior to age 18 and for years of service in which fewer than 1,000 hours were worked are excluded for vesting purposes.

The following table provides details of the present value of the accumulated benefit and years of credited service for Mr. Hagan and Mr. Miles under the Pension Plan as of December 31, 2022. The accumulated benefit shown in the table has been calculated assuming each executive terminated employment as of December 31, 2022. The present value of the accumulated benefit was then calculated assuming the executive will start receiving his pension at age 65. Mrs. Sajdak does not participate in the Pension Plan.

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
James C. Hagan	Pension Plan	28.33	1,226,467	—
Allen J. Miles, III	Pension Plan	24.33	1,085,443	—

(1)The figures shown are determined as of the Pension Plan’s measurement date during 2022 under FASB ASC Topic 715, Retirement Benefits, for purposes of our audited financial statements. For the discount rate and other assumptions used for this purpose, please refer to Note 10 in the Notes to Consolidated Financial Statements attached to the Annual Report on Form 10-K for the year ended December 31, 2022.

Non-Qualified Deferred Compensation

Benefit Restoration Plan. We have also established the Benefit Restoration Plan in order to provide restorative payments to executives who are prevented from receiving the full benefits contemplated by the ESOP’s benefit formula as well as the 401(k) Plan’s benefit formula. The restorative payments consist of payments in lieu of shares that cannot be allocated to participants under the ESOP due to the legal limitations imposed on tax-qualified plans and, in the case of participants who retire before the repayment in full of the ESOP’s loans, payments in lieu of the shares that would have been allocated if employment had continued through the full term of the loans. The restorative payments also consist of amounts unable to be provided under the 401(k) Plan due to certain legal limitations imposed on tax-qualified plans.

The following table sets forth information regarding nonqualified deferred compensation earned by our NEOs during the last fiscal year under the Benefit Restoration Plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
James C. Hagan	—	24,743	—	—	226,215

(1)Registrant contributions are included under the caption “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the “Summary Compensation Table” on page 31 and, as permitted by applicable SEC rules, are aggregated with the aggregate change in actuarial present value of accumulated benefits under the Pension Plan. However, for 2022, the aggregate change in actuarial present value of accumulated benefits under the Pension Plan for Mr. Hagan was a decrease of $497,169, and applicable SEC rules do not permit the Company to report a negative number in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column; therefore, these registrant contributions are not reflected in the Summary Compensation Table for 2022.

(2)Earnings did not accrue at above-market or preferential rates and are not reflected in the Summary Compensation Table.

DIRECTOR COMPENSATION

Meeting and Chairperson Fees

Directors’ compensation is recommended to the Board by the Compensation Committee after consultation with our independent compensation consultant, Pearl Meyer, who reviews compensation of directors at similar peer institutions. In developing its recommendations, the Compensation Committee considers whether such directors are fairly paid for the work required in a company of our size and scope and whether such compensation aligns the directors’ interest with the interests of the shareholders.

Our practice has been to pay a fee of $1,000 to each of our non-employee directors for attendance at each Board meeting. In addition, each member of the Executive Committee received $1,733 per month for meetings, each member of the Audit Committee received $700 for each meeting the member attended, each member of the Compensation Committee received $500 for each meeting the member attended, each member of the Finance Committee received $500 for each meeting the member attended and each member of the Nominating and Corporate Governance Committee received $500 for each meeting the member attended. We paid fees totaling $246,900 to our non-employee directors for the year ended December 31, 2022.

The Chairperson of our Board, Mrs. McMahon, receives an annual retainer fee of $10,000 for her service as Chairperson. Chairpersons of the various Board committees receive a retainer fee based on recommendations made to the Compensation Committee by Pearl Meyer, the Compensation Committee’s executive compensation consultant. The annual retainer fees are as follows: 1) the Audit Committee chairperson receives $5,000; 2) the Compensation Committee chairperson receives $4,000; 3) the Finance and Risk Management Committee chairperson receives $3,500; and 4) the Nominating and Corporate Governance Committee chairperson receives $3,000. One half of the retainer is payable to the chairperson in January with the other half being payable in July of the same calendar year.

Equity Retainer Grant

In order to better align directors’ interest with that of our shareholders, the Company paid its directors an annual $18,000 retainer in the form of common stock for service on the Board. Under the Company’s 2021 Omnibus Incentive Plan, directors received a restricted stock grant equivalent to $18,000 on March 2, 2022. Shares vested in full on December 31, 2022. Under the Company’s 2021 Omnibus Incentive Plan, directors received a restricted stock grant equivalent to $20,000 on March 8, 2023. These shares will fully vest on December 31, 2023.

Deferred Compensation Plan

We have established the Westfield Bank Directors’ Deferred Compensation Plan for the benefit of non-employee directors. Under the Deferred Compensation Plan, each non-employee director may make an annual election to defer receipt of all or a portion of his or her director fees. The deferred amounts are allocated to a deferral account and credited with interest at an annual rate equal to the rate on the highest yielding certificate of deposit issued by us during the year or according to the investment return of other assets as may be selected by the Compensation Committee. The Deferred Compensation Plan is an unfunded, non-qualified plan that provides for distribution of the amounts deferred to participants or their designated beneficiaries upon the occurrence of certain events such as death, retirement, disability or a Change-in-Control (as those terms are defined in the Deferred Compensation Plan).

The following table sets forth information concerning compensation accrued or paid to our non-employee directors during the year ended December 31, 2022, for their service on our Board. Directors, who are also our employees, receive no additional compensation for their service as directors and are not set forth in the table below.

Name	Fees Earned or Paid in Cash(1) ($)	Equity Retainer Stock Grant(2) ($)	All Other Compensation(3) ($)	Total Annual Compensation ($)
Laura Benoit	18,500	18,000	356	36,856
Donna J. Damon	17,000	18,000	356	35,356
Gary G. Fitzgerald	23,000	18,000	356	41,356
William D. Masse	21,500	18,000	356	39,856
Lisa G. McMahon	55,800	18,000	356	74,156
Gregg F. Orlen	21,500	18,000	356	39,856
Paul C. Picknelly	18,000	18,000	356	36,356
Steven G. Richter	36,300	18,000	356	54,656
Philip R. Smith	35,300	18,000	356	53,656

(1)Includes meeting fees, committee and/or chairperson fees earned during the fiscal year, whether such amounts were paid currently or deferred.

(2)The amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The grant date fair value of the restricted shares awarded to directors in 2022 was $9.11 per share. Shares fully vested on December 31, 2022.

(3)Amounts represent dividends paid on shares of restricted common stock granted to our non-employee directors.

Because the restricted shares awarded to directors in 2022 fully vested on December 31, 2022, no director held outstanding stock awards as of December 31, 2022. The following table provides information about our outstanding non-employee director equity retainer granted on March 8, 2023, under the Company’s 2021 Omnibus Incentive Plan. These shares will fully vest on December 31, 2023:

Name	Number of Shares of Stock That Have Not Vested (#)	Dollar Value Equivalent ($)
Laura Benoit	2,022	20,000
Donna J. Damon	2,022	20,000
Gary G. Fitzgerald	2,022	20,000
William D. Masse	2,022	20,000
Lisa G. McMahon	2,022	20,000
Gregg F. Orlen	2,022	20,000
Paul C. Picknelly	2,022	20,000
Steven G. Richter	2,022	20,000
Philip R. Smith	2,022	20,000

Stock Ownership Guidelines

We maintain stock ownership guidelines for our directors. These guidelines were established to promote a long-term perspective in managing the Company and to align the interests of our shareholders and our directors. The stock ownership goal for the directors is a multiple of 1x retainer. The guidelines provide the directors three years to comply. As of December 31, 2022, all directors were in compliance with the stock ownership guidelines.

Non-Employee Director Stock Election Program

In 2019, at the recommendation of our Compensation Committee, our Board adopted a Non-Employee Director Stock Election Program (the “Program”) to enable the Company’s non-employee directors to annually elect to receive shares of common stock of the Company in lieu of all or a portion of their cash compensation ordinarily payable to them for their service on the Board. Once directors elect to participate in the Program, the election will continue in effect for subsequent years absent a revocation for the following calendar year. No shares of common stock of the Company delivered under the Program may be deferred pursuant to the Director’s Deferred Compensation Plan maintained by the Company. The Program was very well received by our Board. Beginning on January 1, 2020, and pursuant to the Program, TI-Trust quarterly purchases stock in the open market on behalf of the participants and with respect to the Company’s Insider Trading Policies. During the year 2022 and up through our March 31, 2023, mailing date, TI-Trust purchased a total of 15,475 shares of common stock of the Company on behalf of our directors participating in the Program.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

Except for the specific transactions described below, no director, director nominee, executive officer or beneficial owner of more than 5% of our outstanding voting securities (or any member of their immediate families) engaged in any transaction (other than such transaction as described) with us during 2022, or proposes to engage in any transaction with us, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the fiscal years ending December 31, 2021, and December 31, 2022.

Transactions with Certain Related Persons

We make loans to our executive officers, employees and directors. These loans are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with the general public prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectability or present other unfavorable features. Certain of these loans also require prior approval by the Board. This pre-approval requirement is triggered when the proposed loan, when aggregated with all outstanding loans to the executive officer or director, will exceed the greater of $25,000 or 5% of the Bank’s unimpaired capital and unimpaired surplus. If the potential borrower is a director, he or she may not participate in the vote or attempt to influence the directors. Management and the Board periodically review all loans to executive officers, employees and directors. At March 15, 2023, loans to non-employee directors and their associates totaled $3.05 million in loan exposure with outstanding balances of $595,069.

We have also entered into a lease agreement with Mr. Smith beginning in April 2015 at prevailing market rates for commercial space located adjacent to the Company’s headquarters at 9-13 Chapel Street, Westfield, Massachusetts. The annual lease payments under such lease were $33,485 for the year ending December 31, 2022. The annual lease payment is subject to increases based on yearly changes to the U.S. Consumer Price Index. This lease has a termination date of January 5, 2028.

Compensation arrangements for our NEOs and directors are described above under the sections entitled “Executive Compensation” and “Director Compensation,” respectively.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to report to the SEC their initial ownership of our common stock and any subsequent changes in that ownership. Specific due dates for these reports have been established by the SEC and we are required to disclose in this Proxy Statement any late filings or failures to file.

Based solely on our review of the copies of such reports furnished to us and written representations from reporting persons that no other reports were required during the fiscal year ended December 31, 2022, we believe that the filing requirements set forth in Section 16(a) of the Exchange Act were satisfied by the reporting persons during the 2022 fiscal year with the exception of one late filing that occurred for Mr. Miles with respect to a transaction that occurred through his 401K Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Under SEC rules, beneficial ownership includes any shares of common stock which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. Percentage of beneficial ownership is calculated based on 22,328,211 shares of our common stock outstanding as of March 15, 2023.

In calculating the number of shares beneficially owned and the ownership percentage, shares of common stock subject to options held by that person that are currently exercisable or become exercisable within 60 days after March 15, 2023, are deemed outstanding even if they have not actually been exercised. The shares issuable under these securities are treated as outstanding for computing the percentage ownership of the person holding these securities but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Principal Shareholders

The following table contains common stock ownership information for persons known to us to beneficially own more than 5% of our common stock as of March 15, 2023.

Name and Address of Beneficial Owner	Aggregate Amount and Nature of Beneficial Ownership	Percent
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One Austin, Texas 78746	1,875,946(1)	8.40%
Employee Stock Ownership Plan Trust of Westfield Financial, Inc. 141 Elm Street Westfield, MA 01085	1,584,338(2)	7.10%
Renaissance Technologies, LLC 800 Third Avenue New York, NY 10022	1,292,444(3)	5.79%
Strategic Value Investors LP 127 Public Square, Suite 1510 Cleveland, OH 44114	1,161,575(4)	5.20%

(1)Information is based on a Schedule 13G filed with the SEC on February 10, 2023, by Dimensional Fund Advisors LP and its affiliates. As of December 30, 2022, Dimensional Fund Advisors LP was the beneficial owner of and had sole dispositive power over 1,875,946 shares and sole voting power over 1,841,177 shares.

(2)The number of shares listed as beneficially owned by the ESOP represents the number of shares of our common stock held by the plan trustee as of March 15, 2023. A total of 1,217,851 shares have been allocated to individual accounts established for participating employees and their beneficiaries, and 366,487 shares were held, unallocated, for allocation in future years. The ESOP, through the plan trustee (who is instructed by the ESOP Committee), has shared voting power and dispositive power over all unallocated shares held by the ESOP. The ESOP, acting through the plan trustee (who is instructed by the ESOP Committee), shares dispositive power over all allocated shares held in the ESOP with participating employees and their beneficiaries. Participating employees and their beneficiaries have the right to determine whether shares allocated to their respective accounts will be tendered in response to a tender offer but otherwise have no dispositive power. Any unallocated shares are generally required to be tendered by the plan trustee in the same proportion as the shares which have been allocated to the participants are directed to be tendered. In limited circumstances, ERISA may confer upon the plan trustee the power and duty to control the voting and tendering of shares allocated to the accounts of participating employees and beneficiaries who fail to exercise their voting and/or tender rights. The ESOP disclaims voting power with respect to such allocated shares.

(3)Information is based on a Schedule 13G filed with the SEC on February 13, 2023, by Renaissance Technologies, LLC, and its affiliates. As of December 30, 2022, Renaissance Technologies, LLC, and its affiliates were the beneficial owner of and had sole dispositive power over 1,292,444 shares and sole voting power over 1,254,662 shares.

(4)Information is based on a Schedule 13G filed with the SEC on January 31, 2023, by Strategic Value Investors, LP, and its affiliates. As of December 31, 2022, Strategic Value Investors, LP, was the beneficial owner of 1,161,575 shares and had shared voting power and shared dispositive power over 865,565 shares. Strategic Value Private Investors, LP, had shared voting and shared dispositive powers over 296,010 shares. Ben Mackovak, Marty Adams, Umberto Fedeli, Strategic Value Private Partners LLC and Strategic Value Bank Partners LLC each and individually had shared voting and shared dispositive powers over 1,161,575 shares.

Security Ownership of Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 15, 2023, by each director, each NEO and all our directors and executive officers as a group. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock listed next to his or her name.

Name of Beneficial Owner	Position with the Company	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding(1)
Laura Benoit(2)	Director	37,507	*
Donna J. Damon(3)	Director	55,399	*
Gary G. Fitzgerald(4)	Director	22,560	*
William D. Masse(5)	Director	55,614	*
Lisa G. McMahon(6)	Director	44,111	*
Gregg F. Orlen(7)	Director	64,432	*
Paul C. Picknelly(8)	Director	92,308	*
Steven G. Richter(9)	Director	56,652	*
Philip R. Smith(10)	Director	46,689	*
James C. Hagan(11)	President, Chief Executive Officer and Director	265,265	1.19%
Allen J. Miles, III(12)	Executive Vice President and Chief Lending Officer	79,095	*
Guida R. Sajdak(13)	Executive Vice President and Chief Financial Officer	52,320	*
All Non-Employee Directors All Executive Officers and Directors as a Group (20 Persons)(14)		475,272 1,151,462	2.13% 5.16%

*Less than 1% of the total outstanding shares of common stock.

(1)Based on a total of 22,328,211 shares of our common stock outstanding as of March 15, 2022.

(2)Consists of: a) 2,022 unvested shares of restricted stock as to which Ms. Benoit has sole voting power and b) 35,485 shares as to which Ms. Benoit holds jointly with her spouse and has shared voting and investment power.

(3)Consists of: a) 2,022 unvested shares of restricted stock as to which Ms. Damon has sole voting power; b) 31,513 shares as to which Ms. Damon holds jointly with her spouse and has shared voting and investment power; and c) 21,864 shares as to which Ms. Damon has sole voting and investment power.

(4)Consists of: a) 2,022 unvested shares of restricted stock as to which Mr. Fitzgerald has sole voting power and b) 20,538 shares as to which Mr. Fitzgerald holds jointly with his spouse and has shared voting and investment power.

(5)Consists of: a) 2,022 unvested shares of restricted stock as to which Mr. Masse has sole voting power and b) 53,592 shares to which Mr. Masse has sole voting and investment power.

(6)Consists of: a) 2,022 unvested shares of restricted stock as to which Ms. McMahon has sole voting power; b) 38,969 shares as to which Ms. McMahon holds jointly with her spouse and has shared voting and investment power; and c) 3,119 shares as to which Ms. McMahon has sole voting and investment power.

(7)Consists of: a) 2,022 unvested shares of restricted stock as to which Mr. Orlen has sole voting power; b) 32,338 shares as to which Mr. Orlen holds jointly with his spouse and has shared voting and investment power; c) 1,212 shares as to which Mr. Orlen holds jointly with his daughter and has shared voting and investment power; and d) 28,860 shares held in an IRA for Mr. Orlen’s benefit as to which he has sole voting and investment powers.

(8)Consists of: a) 2,022 unvested shares of restricted stock as to which Mr. Picknelly has sole voting power and b) 90,286 shares of restricted stock as to which Mr. Picknelly has sole voting and investment power.

(9)Consists of: a) 2,022 unvested shares of restricted stock as to which Mr. Richter has sole voting power; b) 56 shares that are held by Mr. Richter’s spouse as to which he has no voting or investment power; c) 45,091 shares as to which Mr. Richter has sole voting and investment power; and d) 9,483 shares held in an IRA for Mr. Richter’s benefit as to which he has sole voting and investment powers.

(10)Consists of: a) 2,022 unvested shares of restricted stock as to which Mr. Smith has sole voting power; b) 7,975 shares as to which Mr. Smith has sole voting and investment power; and c) 36,692 shares as to which are held in a 401(k) Plan for Mr. Smith’s benefit as to which he has sole voting power but no investment power.

(11)Consists of: a) 24,413 unvested shares of restricted stock as to which Mr. Hagan has sole voting power; b) 185,814 shares as to which Mr. Hagan has sole voting and investment power; c) 44,552 shares held by the ESOP for his account as to which he has shared voting; and d) 10,486 shares held by our 401(k) Plan as to which he has shared voting and sole investment powers.

(12)Consists of: a) 8,393 unvested shares of restricted stock as to which Mr. Miles has sole voting power; b) 17,067 shares as to which Mr. Miles has sole voting and investment power; c) 34,019 shares held by the ESOP for his account as to which he has shared voting; and d) 19,616 shares held by our 401(k) Plan as to which he has shared voting and sole investment powers.

(13)Consists of: a) 7,498 unvested shares of restricted stock as to which Mrs. Sajdak has sole voting power; b) 26,917 shares held jointly with spouse for which Mrs. Sajdak has shared voting and investment power; c) 8,615 shares held by the ESOP for her account as to which she has shared voting; d) 8,805 shares held by our 401(k) Plan as to which she has shared voting and sole investment powers; and e) 485 shares held by Mrs. Sajdak’s spouse in custody for their son for which Mrs. Sajdak has no voting or investment powers.

(14)The figures shown for each of the executive officers named in the table do not include 336,487 shares held in trust pursuant to the ESOP that have not been allocated as of March 15, 2023, to any individual’s account. The figure shown for total ownership includes all stock ownership for the Company’s eight (8) remaining Section 16 filers who consist of the members of Senior Management who are not named executives.

PROPOSAL 2

NON-BINDING ADVISORY RESOLUTION ON THE COMPENSATION
OF THE NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires us to provide our shareholders an opportunity to vote to approve, on a non-binding, advisory basis, the compensation of NEOs as disclosed in this Proxy Statement. This vote does not address any specific item of compensation, but rather the overall compensation of our NEOs and our compensation philosophy, policies and practices, as disclosed in this Proxy Statement.

Vote Required

The approval of the non-binding advisory resolution on the compensation of our NEOs will require “FOR” votes from a majority of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on this proposal. Abstentions are not counted as votes cast and they will have no effect on the vote. Brokers do not have discretionary authority to vote shares on this proposal without direction from the beneficial owner. Therefore, broker non-votes will have no effect on the vote for this proposal.

✓	THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THIS PROPOSAL.

General

The compensation of our NEOs is disclosed in the Compensation Discussion and Analysis section of this Proxy Statement, the Summary Compensation Table and the other related tables and narrative disclosure contained elsewhere in this Proxy Statement. As discussed in those disclosures, the Board believes that our executive compensation philosophy, policies and practices provide a strong link between each NEO’s compensation and our short and long-term performance. The objective of our executive compensation program is to provide compensation which is competitive based on our performance and aligned with the long-term interests of our shareholders.

We are asking our shareholders to indicate their support for our NEO compensation as described in this Proxy Statement. This proposal will be presented at the Annual Meeting as a resolution in substantially the following form:

RESOLVED, on an advisory basis, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section of this Proxy Statement, compensation tables and narrative discussion, is hereby APPROVED.

Your vote on this Proposal 2 is advisory, and therefore not binding on us, the Compensation Committee or the Board. Your advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in continuing to align our executive compensation with the best interests of the Company and our shareholders.

PROPOSAL 3

NON-BINDING, ADVISORY VOTE REGARDING THE FREQUENCY OF VOTING
ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act also requires us to permit a separate non-binding, advisory shareholder vote with respect to the frequency of the advisory vote on the compensation of our Named Executive Officers. In particular, you may vote whether the advisory vote should occur every one year, every two years or every three years. Shareholders may also abstain from voting.

Vote Required

The choice receiving the greatest number of votes – every one year, every two years or every three years – will be the frequency that shareholders will be deemed to have approved. Broker non-votes and abstentions will have no effect on the vote.

✓

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
VOTE “FOR” THE OPTION OF “EVERY ONE YEAR” AS YOUR PREFERENCE FOR THE
FREQUENCY WITH WHICH SHAREHOLDERS ARE PROVIDED AN ADVISORY VOTE ON THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

General

As discussed in the Compensation Discussion and Analysis, our Board of Directors believes that its current executive compensation programs directly link executive compensation to its short- and long-term financial performance and aligns the interests of its Named Executive Officers with those of its shareholders. After careful consideration of this Proposal, our Board of Directors has determined that an advisory vote on the compensation of our Named Executive Officers that occurs every one year is the most appropriate alternative for us, and therefore our Board of Directors recommends that you vote for an annual advisory vote on the compensation of our Named Executive Officers.

In formulating its recommendation, our Board of Directors considered that an annual advisory vote on our executive compensation will provide our shareholders with direct input on our executive compensation, but also allow shareholders, our management and our Board of Directors time to evaluate the effects of our executive compensation policies and procedures. This approach will also provide us with time to implement improvements and changes to address any concerns reflected by a negative vote.

Although the advisory vote is non-binding, our Board of Directors will review the results of the vote and take them into account in making a determination concerning the frequency of an advisory vote on the compensation of our Named Executive Officers.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Wolf & Company to act as our independent registered public accounting firm and to audit our financial statements for the fiscal year ending December 31, 2023. This appointment will continue at the pleasure of the Audit Committee and is presented to the shareholders for ratification as a matter of good corporate governance. In the event that this appointment is not ratified by our shareholders, the Audit Committee will consider that fact when it selects our independent registered public accounting firm for the following fiscal year.

Representatives of Wolf & Company are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Vote Required

The ratification of Wolf & Company, as our independent registered public accounting firm for the fiscal year ending December 31, 2023, will require “FOR” votes from a majority of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on this proposal.

✓

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF WOLF & COMPANY,
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR FISCAL YEAR ENDING DECEMBER 31, 2023.

Independent Registered Public Accounting Firm Fees and Services

During the fiscal years ended December 31, 2022, and 2021, respectively, we retained and paid Wolf & Company to provide audit and other services as follows:

	2022 ($)	2021 ($)
Audit Fees(1)	368,000	350,500
Audit-Related Fees(2)	56,000	53,100
Tax Fees(3)	50,500	49,500
Total	474,500	453,100

(1)Includes audit fees for the consolidated financial statement audit of the Company, the audit of internal control over financial reporting, quarterly reviews, consents and estimated out-of-pocket costs;

(2)Fees for benefit plan audits;

(3)Consists of tax return preparation and tax-related compliance services.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Proxy Statements and Annual Reports with respect to two or more shareholders sharing the same address by delivering a single Proxy Statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single Proxy Statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement and Annual Report, please notify your broker and we will promptly deliver a separate copy of the Proxy Statement and Annual Report following written or oral request. Shareholders who currently receive multiple copies of the Proxy Statement at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in their own discretion.

By Order of the Board of Directors,

Theresa C. Szlosek
Corporate Secretary

Westfield, Massachusetts
March 31, 2023

WESTERN NEW ENGLAND BANCORP, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 11, 2023

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

The undersigned hereby constitutes and appoints John E. Bonini and Guida R. Sajdak and each of them, as proxies with full power of substitution, to represent and vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the “Annual Meeting”) of Western New England Bancorp, Inc. (the “Company”) in such manner as they, or any of them, may determine on any matters which may properly come before the Annual Meeting or any adjournments thereof and to vote on the matters set forth on the reverse side as directed by the undersigned. The Annual Meeting will be held at the Sheraton Springfield Monarch Place Hotel, One Monarch Place, Springfield, MA 01144 on May 11, 2023, at 10:00 a.m., and at any and all adjournments thereof. The undersigned hereby revokes any proxies previously given.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR ALL OF THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSALS 2 AND 4 AND EVERY ONE YEAR FOR PROPOSAL 3.

(Continued and to be marked, dated and signed on the reverse side)

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to be held May 11, 2023

The Proxy Statement/Prospectus and our 2022 Annual Report to
Shareholders are available at: http://www.viewproxy.com/WNEB/2023

Please mark votes as in this example ☒

The Board of Directors recommends a vote “FOR” all the nominees listed under Proposal 1, “FOR” for proposals 2 and 4 and every one year for proposal 3.

PROXY PROPOSALS:

Proposal 1: Election of the following directors for a three-year term expiring at the 2026 annual meeting of shareholders:

	For	Withhold
01 Laura J. Benoit	☐	☐
02 Donna J. Damon	☐	☐
03 Lisa G. McMahon	☐	☐
04 Steven G. Richter	☐	☐

DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data)

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐	Please indicate if you plan to attend this meeting ☐

CONTROL NUMBER

Proposal 2: Consideration and approval of a non-binding advisory resolution on the compensation of the Company’s Named Executive Officers.

☐ For ☐ Against ☐ Abstain

Proposal 3: Consideration and approval of a non-binding advisory vote on the frequency of an advisory vote on the compensation of our Named Executive Officers.

☐ Every One Year ☐ Every Two Years ☐ Every Three Years ☐ Abstain

Proposal 4: Ratification of the appointment of Wolf & Company, P.C., as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

☐ For ☐ Against ☐ Abstain

NOTE: Consideration of any other business properly brought before the Annual Meeting, and any adjournment or postponement thereof.

Date

Signature

Signature

(Joint Owners)

Note: Please sign exactly as your name or names appear on this card. Joint owners should each sign personally. If signing as a fiduciary or attorney, please give your exact title.

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

As a shareholder of WESTERN NEW ENGLAND BANCORP, INC., you have the option of voting your shares electronically through the Internet or by telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 10, 2023.

For participants in the Western New England Bancorp 401(k) Plan, ESOP, or EIP this proxy, when properly executed, will be voted in the manner directed by the undersigned. If no direction is given, if the card is not signed, or if the card is not received prior to 11:59 p.m., Eastern Daylight Time, on May 4, 2023, the Plan’s Trustee will vote your shares held in the Plan in the same proportion as shares were voted by other Plan participants.

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or Telephone

INTERNET Vote Your Proxy on the Internet: Go to www.AALvote.com/WNEB Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (866) 804-9616

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call.

Follow the voting instructions to vote your shares.

MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.